Exhibit 10.1

CREDIT AGREEMENT

among

CRAWFORD & COMPANY,

CRAWFORD & COMPANY RISK

SERVICES INVESTMENTS LIMITED,

CRAWFORD & COMPANY(CANADA) INC.,

and

CRAWFORD & COMPANY (AUSTRALIA) PTY. LTD.,

as Borrowers,

THE LENDERS NAMED HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Australian Security Trustee

and UK Security Trustee,

and

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

RBS CITIZENS, N.A.,

as Documentation Agent

$325,000,000 Senior Secured Credit Facilities

WELLS FARGO SECURITIES, LLC, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Joint Lead Arrangers and Joint Lead Bookrunners

Dated as of December 8, 2011

i

(continued)

(continued)

(continued)

(continued)

		Page
11.17	Patriot Act Notice	148
11.18	Australian Code of Banking Practice	149
11.19	Ontario Limitations Act	149

v

EXHIBITS

Exhibit A-1	Form of Revolving Note

Exhibit A-2	Form of Swingline Note

Exhibit B-1	Form of Notice of Borrowing

Exhibit B-2	Form of Notice of Swingline Borrowing

Exhibit B-3	Form of Notice of Conversion/Continuation

Exhibit B-4	Form of Letter of Credit Notice

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Assignment and Assumption

Exhibit E	Form of Security Agreement

Exhibit F	Form of Guaranty

Exhibit G	Form of Financial Condition Certificate

Exhibit H	Forms of U.S. Tax Compliance Certificates

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses

Schedule 1.1(b)	Mandatory Costs Rate Formulae

Schedule 1.1(c)	Existing Letters of Credit

Schedule 4.1(f)	Certain Continuing Indebtedness

Schedule 5.1	Jurisdictions of Organization

Schedule 5.4	Consents and Approvals

Schedule 5.7	Subsidiaries

Schedule 5.15	Environmental Matters

Schedule 5.17	Intellectual Property

Schedule 5.19	Insurance Coverage

Schedule 8.2	Indebtedness

Schedule 8.3	Liens

Schedule 8.5	Investments

Schedule 8.7	Transactions with Affiliates

Schedule 8.11	Restrictive Agreements

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 8th day of December, 2011, is made among CRAWFORD & COMPANY, a Georgia corporation (“Crawford”), CRAWFORD & COMPANY RISK SERVICES INVESTMENTS LIMITED, a limited company incorporated under the laws of England and Wales with registered number 02855446 (the “UK Borrower”), CRAWFORD & COMPANY (CANADA) INC., a corporation incorporated under the laws of Canada (the “Canadian Borrower”), CRAWFORD & COMPANY (AUSTRALIA) PTY. LTD., a proprietary limited company organized in Australia (ABN 11 002 317 133) (the “Australian Borrower”), the Lenders (as hereinafter defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, Australian Security Trustee and UK Security Trustee, BANK OF AMERICA, N.A., as Syndication Agent for the Lenders, and RBS CITIZENS, N.A., as Documentation Agent for the Lenders.

BACKGROUND STATEMENT

The Borrowers (as hereinafter defined) have requested that the Lenders make available to the Borrowers a revolving credit facility in the aggregate principal amount of $325,000,000, with sublimits for certain Borrowers as hereinafter set forth. The Borrowers will use the proceeds of these facilities as provided in Section 2.14. The Lenders are willing to make available to the Borrowers the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from Crawford (on behalf of itself or a Foreign Subsidiary Borrower) to the Administrative Agent, duly completed and signed by an Authorized Officer of Crawford and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which a Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any Consolidated Entity, (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger, amalgamation, fusion or otherwise, or (ii) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person.

“Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid or payable as purchase price by the Consolidated Entities in connection with such Acquisition, including the deferred payment of any amounts (other than Earnouts), (ii) the value of all Capital Stock of any Consolidated Entity issued or given as purchase price in connection with such Acquisition (as determined by the parties thereto under the definitive acquisition agreement), (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Consolidated Entities in connection with such Acquisition, (iv) all amounts actually paid or payable in respect of noncompetition agreements, consulting agreements and similar arrangements entered into in connection with such Acquisition (excluding, for the avoidance of doubt, employment agreements) and (v) the aggregate value of all other real, mixed or personal property paid as purchase price by the Consolidated Entities in connection with such Acquisition (as determined in good faith by the parties thereto under the definitive acquisition agreement).

“Additional Commitment” has the meaning given to such term in Section 2.21(c).

“Additional Lender” has the meaning given to such term in Section 2.21(a).

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Rate for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Rate for LIBOR Loans as in effect at such time.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section 10.1.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, (i) Controls or is Controlled by or is under common Control with the Person specified or (ii) beneficially owns, is owned by or is under common ownership with respect to securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person. Notwithstanding the foregoing, neither the Administrative Agent, any Security Trustee nor any Lender shall be deemed an “Affiliate” of any Consolidated Entity.

“Agent Parties” has the meaning given to such term in Section 11.4(c).

“Aggregate Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate L/C Exposure at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the “Applicable Percentages” shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth below:

Level	Total Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Commitment Fee Percentage
I	Less than 1.00 to 1.00	1.75%	0.75%	0.25%

II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	2.00%	1.00%	0.30%

III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	2.25%	1.25%	0.35%

IV	Greater than or equal to 2.50 to 1.00	2.50%	1.50%	0.40%

On each Adjustment Date (as hereinafter defined), the Applicable Rate for all Loans and the commitment fee payable pursuant to Section 2.9(a)(ii) shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, (i) if at any time Crawford shall have failed to deliver any of the financial statements as required by Section 6.1(a) or 6.1(b), as the case may be, or the Compliance Certificate as required by Section 6.2(a), then at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Rate shall be determined based on Level IV above (notwithstanding the actual Leverage Ratio); and (ii) the determination of the Applicable Rate shall be subject to Section 2.8(f). For purposes of this definition, “Adjustment Date” means, with respect to any Reference Period of Crawford beginning with the Reference Period ending as of December 31, 2011, the day 10 Business Days after the date (or, if such day is not a Business Day, the next succeeding Business Day) of delivery by Crawford in accordance with Section 6.1(a) or 6.1(b), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period. From the Closing Date until the first Adjustment Date requiring a change in any Applicable Rate as provided herein, each Applicable Rate shall be based on Level III above.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by Crawford or any of its Subsidiaries (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries), other than pursuant to a Casualty Event.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Australian Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Australian Corporations Act” means the Corporations Act 2001 (Commonwealth of Australia).

“Australian Dollars” or “A$” means lawful money of the Commonwealth of Australia.

“Australian Qualifying Lender” means (i) an Australian Treaty Lender or (ii) a Lender which receives all payments of interest in respect of a Loan either (A) as a resident of Australia (and not in the course of carrying on a business at or through a permanent establishment outside Australia) or (B) as a non-resident of Australia in the course of carrying on a business at or through a permanent establishment in Australia.

“Australian Security Trust Deed” means the deed poll entitled “Crawford – Australian Security Trust Deed” executed by the Australian Security Trustee dated on or before the Closing Date.

“Australian Security Trustee” means Wells Fargo as security trustee for the Lenders pursuant to Article X and the Australian Security Trust Deed and any successor as provided in Section 10.6.

“Australian Treaty” has the meaning assigned to such term in the definition of “Australian Treaty State.”

“Australian Treaty Lender” means a Lender that:

(i) is treated as a resident of an Australian Treaty State for the purposes of the applicable Australian Treaty;

(ii) is entitled under the provisions of such Australian Treaty to receive payments of interest from a Person resident in Australia without a withholding or deduction for, or on account of, any Australian Tax; and

(iii) does not carry on a business in Australia through a permanent establishment with which the payment is effectively connected.

“Australian Treaty State” means a jurisdiction having a double taxation agreement (an “Australian Treaty”) with Australia which makes provision for full exemption from tax imposed by Australia on interest paid to “financial institutions” (as defined in the relevant Australian Treaty).

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of a Credit Party, any officer or director of such Credit Party duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary or other Person having comparable duties of such Credit Party.

“Available Additional Basket” means, at any time, the greater of (x) zero and (y) an amount equal to the sum of:

(i) 50% of the Consolidated Net Income of the Consolidated Entities for the period (taken as one accounting period) from October 1, 2011, to the end of the most recently ended fiscal quarter for which financial statements are available and have been delivered pursuant to Section 6.1 (or, if Consolidated Net Income of Crawford for such period is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds received by Crawford after the Closing Date from Equity Issuances of Capital Stock of Crawford; plus

(iii) the lesser of (A) Unrestricted Cash as of the Closing Date and (B) $5,000,000; minus

(iv) the aggregate amount thereof used, after the Closing Date and on or prior to such time, to make (A) Investments pursuant to Section 8.5(xi), 8.5(xii), 8.5(xiv) or 8.5(xxii), (B) Permitted Acquisitions or (C) Restricted Payments pursuant to Section 8.6(a)(iii).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 9.1(f) or 9.1(g).

“Base Rate” means the highest of (i) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds

Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate for an Interest Period of one month plus 1.00%, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Beneficial Owner” means, with respect to any U.S. Federal Income Tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Code, as applicable, or any successor provision, if such Person is not the Recipient.

“Borrowers” means Crawford and the Foreign Subsidiary Borrowers.

“Borrowing” means the incurrence by a Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Type and denominated in a single Currency (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed, (ii) in respect of any notice or determination in connection with, and payments of principal and interest on, LIBOR Loans denominated in Dollars, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market, (iii) in respect of any notice or determination in connection with Loans and payments of any amounts, in each case denominated in Euros, any such day that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (TARGET2) (or, if such clearing system ceases to be operative, such other clearing system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros, and (iv) in respect of any notice or determination in connection with Loans and payments of any amounts, in each case denominated in any Currency other than Dollars or Euros, any such day that is also a day on which banks are open for foreign exchange business in the principal financial center of the country of such Currency.

“Canada Pension Entity” means the Canadian Borrower and its Subsidiaries.

“Canadian Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Canadian Dollars” or “C$” means lawful money of Canada.

“Canadian Pension Plan” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, that are required to be registered under Canadian provincial or federal pension benefits standards legislation and to which any Canada Pension Entity is a party or bound or in which its employees participate or under which any Canada Pension Entity has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of their employees or former employees, directors or officers, individuals working on contract with any Canada Pension Entity or other individuals providing services to any Canada Pension Entity of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding the Canada Pension Plan and the Québec Pension Plan that are maintained by the Government of Canada and the Province of Québec, respectively.

“Canadian Pension Plan Termination Event” means an event that would entitle a Person (without the consent of any Canada Pension Entity) to wind up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or the receipt by any Canada Pension Entity of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan that would result in the revocation of the registration of such Canadian Pension Plan or that could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

“Capital Expenditures” means, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Consolidated Entities for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including Capital Lease Obligations).

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof appearing on such Person’s balance sheet determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Accounts” has the meaning given to such term in Section 3.8.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Security Trustees, the Issuing Banks and the Lenders, as collateral for the L/C Exposure or obligations of Lenders to fund participations in respect of L/C Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, debit or procurement card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (i) any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement with any Consolidated Entity and (ii) any Person that, as of the Closing Date, is a Lender or an Affiliate of a Lender and is party to a Cash Management Agreement, in its capacity as party to such Cash Management Agreement with any Consolidated Entity.

“Casualty Event” means, with respect to any property (including any interest in property) of any Consolidated Entity, any loss of, damage to, or condemnation or other taking of, such property for which such Consolidated Entity receives insurance proceeds, proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the

Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 4.1 and 4.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.6(d) as such Lender’s “Commitment,” in either case, as such amount may be reduced or increased at or prior to such time pursuant to the terms hereof.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Reference Period for any Person, the aggregate of (i) Consolidated Net Income for such period for such Person, plus (ii) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (A) interest expense, (B) income tax expense, (C) depreciation and amortization, (D) non-cash stock-based compensation expense, (E) all other non-cash charges (but excluding any non-cash charge that will result in a cash charge in a future Reference Period), (F) expenses actually paid in connection with the execution of this Agreement, (G) charges or expenses related to corporate restructuring, discontinuance or diminishment of business lines and severance, (H) non-recurring fees and expenses (or any amortization thereof) related to Permitted Acquisitions, issuances of Indebtedness (including amendments and waivers in connection with any such issuance of Indebtedness), Equity Issuances or Asset Dispositions, in each case whether or not consummated, and (I) losses from Asset Dispositions, minus (iii) without duplication and to the extent included in determining Consolidated Net Income for such period, the sum of (A) gains from Asset Dispositions and (B) gains attributable to the write-up of assets; provided, however, that the amounts included pursuant to clauses (ii)(F), (ii)(G) and (ii)(H) above shall not, in any Reference Period, exceed, in the aggregate, five percent (5%) of Consolidated EBITDA for such period. Calculations of Consolidated EBITDA shall, with respect to any Permitted Acquisition or Asset Disposition occurring during any Reference Period, be computed as if such Permitted Acquisition or Asset Disposition had occurred on the first day of such Reference Period in accordance with the following: (i) with respect to any Permitted Acquisition, income statement items (whether positive or negative) attributable to the Person or assets acquired shall (to the extent not otherwise included in the income statement of the Consolidated Entities in accordance with GAAP or in accordance with other provisions of this Agreement) be included in such calculations to the extent relating to the applicable Reference Period (provided that such income statement items are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent); and (ii) with respect to any Asset Disposition, income statement items (whether positive or negative) attributable to the assets disposed of shall be excluded from such calculations to the extent relating to the applicable Reference Period.

“Consolidated Entities” means Crawford and its Subsidiaries.

“Consolidated Interest Expense” means, for any Reference Period, the sum (without duplication) of (i) total interest expense (including the interest component of any payments in respect to Capital Lease Obligations) of the Consolidated Entities for such Reference Period (including all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP, (ii) all net amounts payable under or in respect of interest rate Hedge Agreements, to the extent paid or accrued by the Consolidated Entities during such Reference Period, and (iii) all recurring unused commitment fees and other ongoing fees in respect of Funded Debt (including the unused fees and letter of credit fees provided for under Section 2.9) paid, accrued or capitalized by the Consolidated Entities during such Reference Period.

“Consolidated Net Income” means, for any Reference Period for any Person, net income (or loss) for such Person and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) any extraordinary gains or losses; (ii) the net income of any other Person that is not a Subsidiary of such Person (or is accounted for by such Person by the equity method of accounting), except to the extent of cash dividends or distributions actually received by such Person or any of its Subsidiaries during such Reference Period from such other Person; (iii) the net income (or loss) of any other Person acquired by, or merged or amalgamated with, any such Person or its Subsidiaries for any period prior to the date of such acquisition, merger or amalgamation (it being understood that nothing herein shall limit or affect the calculation of Consolidated EBITDA as explicitly set forth in the definition thereof); and (iv) the net income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Funded Debt” means, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Consolidated Entities as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, with respect to any Person, any other Person (including any fund or investment vehicle) that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (ii) is organized primarily for the purpose of making equity or debt investments in one or more companies.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.

“Crawford” has the meaning given to such term in the introductory paragraph hereof.

“Crawford Financial Services” means Crawford & Company Financial Services Limited, a company organized under the laws of the Cayman Islands.

“Crawford UK Holdco” means Crawford & Company EMEA / A-P Holdings Limited, a limited company incorporated under the laws of England and Wales with registered number 06802708.

“Crawford UK Holdco Instruments” means, collectively, the bonds and notes issued from time to time pursuant to that certain bond instrument, dated as of February 2, 2009, executed by Crawford UK Holdco constituting up to £175,000,000 of unsecured 7% bonds due 2014 and all other payment-in-kind notes, if any, issued by Crawford UK Holdco in connection with the capitalization of interest under such bonds and notes.

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letters, the Security Agreement, the Guaranty, the Security Documents, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent, any Security Trustee or any Lender by or on behalf of any Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time; but specifically excluding any Hedge Agreement to which any Consolidated Entity and any Hedge Party are parties and any Cash Management Agreement to which any Consolidated Entity and any Cash Management Bank are parties.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Swingline Exposure at such time and (iii) such Lender’s L/C Exposure at such time.

“Credit Extended” means, with respect to any Borrower at any time, the sum of (i) the Dollar Amount of the aggregate principal amount of all Loans outstanding to such Borrower at such time and (ii) the Dollar Amount of the L/C Obligations of such Borrower at such time.

“Credit Parties” means the U.S. Credit Parties and the Foreign Credit Parties.

“Currency” means Dollars or any Foreign Currency.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act 1986 (UK), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Canada Business Corporations Act, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(b) any Lender that (i) has failed to (x) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and each Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (y) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (ii) has notified any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and each Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and each Borrower), or (iv) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other national, state, provincial or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to each Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the date that is 91 days after the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Disregarded Foreign Subsidiary” means a Foreign Subsidiary (other than Crawford Financial Services) that is not a “controlled foreign corporation” as such term is defined in Section 957 of the Code.

“Dollar Amount” means, at any time, (i) with respect to an amount denominated in Dollars, such amount, or (ii) with respect to any amount denominated in a Foreign Currency, an equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Foreign Currency.

“Dollars” or “$” means dollars of the United States of America.

“Earnouts” means any earnout obligations or similar deferred or contingent purchase price obligations of the Consolidated Entities incurred or created in connection with a Permitted Acquisition (or in an Acquisition consummated prior to the Closing Date) where the amounts of such obligations are based upon, and are dependent upon, the business acquired pursuant to such Acquisition achieving meaningful revenue, earnings or other performance target levels agreed upon in good faith by the applicable Consolidated Entity and the seller in such Permitted Acquisition.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.6(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, national, supranational, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Issuance” means the issuance, sale or other disposition by Crawford of its Capital Stock any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in Crawford or the receipt by Crawford after the Closing Date of any capital contribution (whether or not evidenced by any Capital Stock issued by the recipient of such contribution); provided, however, that the term Equity Issuance shall not include the issuance, sale or other disposition of any Capital Stock of Crawford issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, any Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by any Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by any Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any

Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days, (vi) the imposition upon any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the failure of any Plan to satisfy the minimum funding standard of Section 302 of ERISA and Section 412 of the Code, whether or not waived, (viii) with respect to plan years beginning prior to January 1, 2008, the adoption of an amendment to any Plan that, pursuant to Section 307 of ERISA, would require the provision of security to such Plan by any Borrower or an ERISA Affiliate, or (ix) with respect to plan years beginning on or after the PPA 2006 Effective Date, the incurrence of an obligation to provide a notice under Section 101(j) of ERISA, the adoption of an amendment which may not take effect due to the application of Section 436(c)(1) of the Code or Section 206(g)(2)(A) of ERISA, or the payment of a contribution in order to satisfy the requirements of Section 436(c)(2) of the Code or Section 206(g)(2)(B) of ERISA.

“Euro” or “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning given to such term in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.19) or (y) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA; provided, however, that any Taxes imposed as a result of a failure of the UK Borrower to comply with its obligations under Section 2.17(j)(iii) shall not be deemed Excluded Taxes.

“Existing Commitments” has the meaning given to such term in Section 2.21(d).

“Existing Letters of Credit” means those letters of credit described on Schedule 1.1(c).

“Existing Senior Credit Facilities” has the meaning given to such term in Section 4.1(f).

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means any letter from the Administrative Agent or Arranger to Crawford, dated on or prior to the Closing Date, relating to certain fees payable by Crawford or any Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“Financial Condition Certificate” means a fully completed and duly executed certificate, in substantially the form of Exhibit G, together with the attachments thereto.

“Financial Officer” means, with respect to any Person, the chief financial officer, vice president - finance, principal accounting officer or treasurer of such Person (or, in the case of a Foreign Subsidiary, any Person performing similar duties as the foregoing persons (including any director of such Foreign Subsidiary acting in such capacity)).

“Financing Terms” has the meaning given to such term in Section 2.21(d).

“fiscal quarter” means a fiscal quarter of Crawford and its Subsidiaries.

“fiscal year” means a fiscal year of Crawford and its Subsidiaries.

“Fixed Charge Coverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i)(A) Consolidated EBITDA of the Consolidated Entities for such Reference Period minus (B) aggregate income tax expense to the extent paid in cash by a Consolidated Entity during such Reference Period minus (C) Unfinanced Capital Expenditures during such Reference Period to (ii) the sum of: (A) Consolidated Interest Expense to the extent paid (or required to be paid) in cash during such Reference Period (including any such amount paid pursuant to a keep well letter or similar arrangement permitted under

Section 8.5(ix)), plus (B) the aggregate (without duplication) of all scheduled payments of principal on Funded Debt (including the principal component of payments made in respect of Capital Lease Obligations) required to have been made by the Consolidated Entities during such Reference Period (whether or not such payments are actually made), including scheduled principal payments with respect to any Subordinated Indebtedness and any such amount paid pursuant to a keep well letter or similar arrangement permitted under Section 8.5(ix)), plus (C) the aggregate of all Restricted Payments paid by the Consolidated Entities during such Reference Period pursuant to Section 8.6(a)(iii), plus (D) the aggregate of all Earnouts paid or required to be paid by the Consolidated Entities during such Reference Period.

“Foreign Collateral” means that portion of the Collateral constituting voting Capital Stock issued by a Foreign Subsidiary Borrower.

“Foreign Credit Parties” means the Foreign Subsidiary Borrowers and the Foreign Subsidiary Guarantors.

“Foreign Currency” means, individually and collectively, as the context requires, (i) Euros; (ii) the lawful currency of each of Canada, Japan, Australia and the United Kingdom; and (iii) any other currencies that in the opinion of the Administrative Agent and all of the Lenders are freely transferable and convertible into Dollars and readily utilized for the settlement of private debt transactions (provided, however, that no such currency under this clause (iii) shall be included as a Foreign Currency hereunder, or included in a Notice of Borrowing, unless (x) the Borrowers have first submitted a request to the Administrative Agent and the Lenders that it be so included and (y) the Administrative Agent and the Lenders, in their sole discretion, have agreed to such request).

“Foreign Currency Equivalent” means, on any date of determination, with respect to an amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency that would be required to purchase such amount of Dollars on such date of determination, based upon the Spot Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside of the United States.

“Foreign Pledge Documents” means (i) upon delivery to the Administrative Agent, the documents referred to in clause (i) of Section 6.13(b); (ii) the Pledge Agreement made by Crawford & Company International, Inc., in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Canadian Borrower; and (iii) (A) the equitable mortgage over all the share capital in the Australian Borrower dated on or about the Closing Date and evidence demonstrating that funds have been made available to the Administrative Agent for the payment of any mortgage duty payable on such mortgage and an executed multi-jurisdictional mortgage statement and (B) the Australian Security Trust Deed.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Foreign Subsidiary Borrowers” means the Australian Borrower, the Canadian Borrower and the UK Borrower.

“Foreign Subsidiary Guarantor” means any Subsidiary Guarantor that is a Foreign Subsidiary.

“Foreign Subsidiary Obligations” means (i) all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Foreign Subsidiary Borrower seeking relief under any Debtor Relief Law, whether or not the claim for such interest is allowed in such proceeding) on the Loans made to and Reimbursement Obligations in respect of Letters of Credit issued for the account of any Foreign Subsidiary Borrower; (ii) all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Foreign Subsidiary Borrower to the Administrative Agent, any Security Trustee, any Lender, the Swingline Lender, any Issuing Bank or any other Person entitled thereto, under this Agreement or any of the other Credit Documents; and (iii) all payment and other obligations owing or payable at any time by any Foreign Subsidiary (other than any Disregarded Foreign Subsidiary) to any Hedge Party under or in connection with any Hedge Agreement required or permitted by this Agreement, and all payment and other obligations owing or payable at any time by any Foreign Subsidiary (other than any Disregarded Foreign Subsidiary) to any Cash Management Bank under or in connection with any Cash Management Agreement; in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“Forward Foreign Currency” means the lawful currency of each of Japan and Australia and any other Foreign Currency as to which the central bank of the issuing jurisdiction of such Foreign Currency is located in a time zone ahead of London time.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to any Issuing Bank, such Defaulting Lender’s L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such portion of such Defaulting Lender’s L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person, other than (i) Indebtedness of the types referred to in clause (x) of the definition of “Indebtedness,” (ii) Indebtedness arising under letters of credit with respect to any undrawn amount thereunder to the extent that cash collateral has been provided to the issuers of such letters of credit to secure such Indebtedness, (iii) Guaranty Obligations described in Section 8.5(viii) or 8.5(ix) and Guaranty Obligations with respect to obligations not constituting Funded Debt, (iv) Indebtedness represented by the unfunded portion of any revolving loan commitments and (v) Indebtedness arising under any performance or surety bond issued in the ordinary course of business and consistent with past practices.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guaranty” means a guaranty agreement made by the Subsidiary Guarantors in favor of the Administrative Agent, the Security Trustees and the Lenders, in substantially the form of Exhibit F.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements); (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Consolidated Entities, the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, friable asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest, commodity or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of new materials.

“Hedge Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with any Consolidated Entity, which Hedge Agreement is required or permitted under this Agreement to be entered into by such Borrower, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Hedge Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.

“HMRC DT Treaty Passport Scheme” means the HM Revenue & Custom’s Double Taxation Treaty Passport Scheme, which became operative on September 1, 2010.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary (other than a Foreign Credit Party) that, as of the last day of the most recent fiscal quarter of Crawford for which financial statements have been delivered pursuant to Section 6.1, had consolidated revenues for the Reference Period ending on such date of less than 2% of the consolidated revenues of the Consolidated Entities for such Reference Period; provided that if (i) a Default or Event of Default would have occurred due to the actions or omissions of, or any facts or circumstances related to, more than one Immaterial Subsidiary (the “Defaulting Immaterial Subsidiaries”) had such Subsidiaries not qualified as Immaterial Subsidiaries under this definition, and (ii) the aggregate consolidated revenues attributable to all Defaulting Immaterial Subsidiaries exceeds 2% of the consolidated revenues of the Consolidated Entities, then no such Defaulting Immaterial Subsidiaries shall be considered Immaterial Subsidiaries.

“Increasing Lender” has the meaning given to such term in Section 2.21(a).

“Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding any trade payable incurred in the ordinary course of business unless such payable is (A) more than 120 days past due, and (B) not subject to a good faith dispute), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the lesser of (y) the value of the property or assets subject to such Lien and (z) the amount of such indebtedness. Notwithstanding the foregoing, unsecured obligations in respect to Earnouts shall not constitute Indebtedness.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Credit Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Interest Period” has the meaning given to such term in Section 2.10.

“Investments” has the meaning given to such term in Section 8.5.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) Wells Fargo and HSBC Bank USA, NA, each in its capacity as issuer of Letters of Credit hereunder, (ii) solely with respect to the Existing Letters of Credit, SunTrust and (iii) each other Lender as Crawford may from time to time select as an Issuing Bank hereunder; provided that (x) such Lender has agreed to be an Issuing Bank and (y) such Lender is acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed).

“L/C Exposure” means, with respect to any Lender at any time, such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments at such time) of the Dollar Amount of the aggregate L/C Obligations of all Borrowers.

“L/C Maturity Date” means the fifth Business Day prior to the Maturity Date.

“L/C Obligations” means, at any time with respect to any Borrower, the sum of (i) the aggregate Stated Amount of all Letters of Credit issued for the account of such Borrower outstanding at such time and (ii) the aggregate amount of such Borrower’s Reimbursement Obligations outstanding at such time.

“L/C Subcommitment” means $100,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 2.21 or 11.6. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Lender L/C Obligation Payment Date” means, with respect to the obligations of any Lender under Section 3.3 to fund its participation interest or under Section 3.5 to fund its pro rata share of Revolving Loans, (i) if the Administrative Agent provides such Lender notice of its obligation to fund such participation or Revolving Loans on or before 12:00 p.m., Charlotte time, on any Business Day, (A) such Business Day if the Lender’s obligation is denominated in Dollars, and (B) two Business Days after such Business Day if such Lender’s obligation is denominated in a Foreign Currency, and (ii) if the Administrative Agent provides such Lender notice of its obligation to fund such participation or Revolving Loans after 12:00 p.m., Charlotte time, on any Business Day, (A) the next succeeding Business Day if the Lender’s obligation is denominated in Dollars, and (B) three Business Days after such Business Day if such Lender’s obligation is denominated in a Foreign Currency.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to Crawford and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans or Loans denominated in different Currencies, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit Notice” has the meaning given to such term in Section 3.2.

“Letters of Credit” has the meaning given to such term in Section 3.1.

“Leverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated Total Funded Debt as of such date minus Unrestricted Cash to (ii) Consolidated EBITDA of the Consolidated Entities for such Reference Period.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” means:

(i) with respect to any LIBOR Loan denominated in any Currency for any Interest Period, an interest rate per annum obtained by dividing (A) (x) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for deposits denominated in such Currency or (y) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which deposits in immediately available funds denominated in such Currency are offered to first-tier banks in the London interbank Eurodollar market, in each case under clause (x) or (y) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the largest principal amount of any Loan constituting part of the same Borrowing as such LIBOR Loan, by (B) the amount equal to (x) 1.00 minus (y) the Reserve Requirement (expressed as a decimal) for such Interest Period; or

(ii) for any interest rate calculation in respect of a Base Rate Loan, an interest rate per annum obtained by dividing (A) (x) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits or (y) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under clause (x) or (y) above at approximately 11:00 a.m., London time, on such date of determination for a period of one month and in an amount substantially equal to the aggregate amount of Base Rate Loans, by (B) the amount equal to (x) 1.00 minus (y) the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing; provided that “Lien” shall not include any security interest on assets provided for by (1) a transfer of an “account” or “chattel paper” (each as defined in the PPSA), (2) a “commercial consignment” (as defined in the PPSA) or (3) a “PPS lease” (as defined in the PPSA), in each case so long as such transaction does not secure payment or performance of an obligation.

“Loans” means any or all of the Revolving Loans and the Swingline Loans.

“Mandatory Costs Rate” means, with respect to any Loan or other Obligation booked outside of the United States by any Lender for any Interest Period, a rate per annum reflecting the cost to such Lender of complying with all reserve, special deposit, capital adequacy, solvency, liquidity ratios, fees or other requirements of or imposed by the Bank of England, the Financial Services Authority, the European Central Bank, the European System of Central Banks or any other governmental or regulatory authority for such Interest Period attributable to such Loan or Obligation (rounded up if necessary to four decimal place) as determined in accordance with Section 2.22.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means (i) a material adverse change in, or material adverse effect on, the results of operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Crawford and its Subsidiaries, taken as a whole; (ii) a material impairment of the rights and remedies of the Administrative Agent, any Security Trustee or any Lender hereunder or under any other Credit Document, or a material impairment of the ability of any Borrower (or the Credit Parties, taken as a whole) to perform its (or their) obligations under this Agreement or any other Credit Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of this Agreement or any other Credit Document to which such Credit Party is a party.

“Material U.S. Subsidiary” means (i) any U.S. Subsidiary or Disregarded Foreign Subsidiary that, as of the last day of the most recent fiscal quarter of the Consolidated Entities for which Crawford has delivered the financial statements required by Section 6.1, had (A) consolidated revenues or Consolidated EBITDA for the Reference Period ending on such date in excess of 5% of the consolidated revenues or Consolidated EBITDA, as applicable, of Crawford, the U.S. Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary) for such Reference Period or (B) total assets as of such date in excess of 5% of the total assets of Crawford, the U.S. Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary) as of such date, and (ii) to the extent not duplicative of the foregoing, any Subsidiary of Crawford that owns, directly or indirectly, 50% or more of the Capital Stock of a Subsidiary described in the foregoing clause (i).

“Maturity Date” means the fifth anniversary of the Closing Date.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Net Cash Proceeds” means, in the case of any Equity Issuance or Casualty Event, the aggregate cash proceeds received by Crawford (in the case of an Equity Issuance) and any Consolidated Entity (in the case of a Casualty Event) in respect thereof, less (i) fees and out-of-pocket expenses payable by the Consolidated Entities in connection therewith, (ii) taxes paid or payable as a result thereof, and (iii) in the case of a Casualty Event, the amount required to retire Indebtedness to the extent such Indebtedness is secured by Permitted Liens on the subject property.

“Non-Consenting Lender” means a Lender that does not approve any consent, waiver or amendment to any Credit Document that (i) requires the approval of all Lenders (or all Lenders directly affected thereby) under Section 11.5 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by any Consolidated Entity primarily for the benefit of employees of Crawford or such Consolidated Entity residing outside of the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notes” means any or all of the Revolving Notes and the Swingline Note.

“Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.11(b).

“Notice of Swingline Borrowing” has the meaning given to such term in Section 2.2(d).

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Borrower seeking relief under any Debtor Relief Law, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by Crawford, any Foreign Subsidiary Borrower or any Subsidiary Guarantor to the Administrative Agent, any Security Trustee, any Lender, the Swingline Lender, any Issuing Bank or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, and all payment and other obligations owing or payable at any time by any Consolidated Entity to any Hedge Party under or in connection with any Hedge Agreement required or permitted by this Agreement, and all payment and other obligations owing or payable at any time by any Consolidated Entity to any Cash Management Bank under or in connection with any Cash Management Agreement, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(a)).

“Participant” has the meaning given to such term in Section 11.6(e).

“Participant Register” has the meaning given to such term in Section 11.6(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with the EMU Legislation.

“PATRIOT Act” means, collectively, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001 and the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada), and any successor statutes, and all rules and regulations from time to time promulgated thereunder.

“Payment Instructions” means, with respect to any Currency, the account and office of the Administrative Agent designated for such Currency on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other account and office as the Administrative Agent may designate to the Lenders and the Borrowers for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions and requirements have been satisfied:

(i) each business acquired shall be within the permitted lines of business not prohibited by Section 8.8;

(ii) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after giving effect thereto;

(iii) such Acquisition has been approved or recommended by the board of directors (or similar governing body) of the Person being acquired; and

(iv) immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, either (A) the Leverage Ratio is less than or equal to 2.75:1.0 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.1 (and a Compliance Certificate)) and the Administrative Agent shall have received a certificate to that effect, executed by a Financial Officer of Crawford, in form and substance reasonably acceptable to the Administrative Agent (with calculations of the Leverage Ratio attached), or (B) the aggregate of the Acquisition Amounts for all Acquisitions consummated during the current fiscal year does not exceed the sum of $25,000,000 plus the Available Additional Basket minus the aggregate amount of all Investments made pursuant to Section 8.5(xiv) during the current fiscal year.

“Permitted Liens” has the meaning given to such term in Section 8.3.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which any Borrower or any ERISA Affiliate may have any liability.

“Platform” has the meaning given to such term in Section 11.4(b).

“PPA 2006 Effective Date” means, with respect to any Plan, except as hereinafter provided, the first day of the first plan year beginning on or after January 1, 2008. However, solely with respect to a Plan maintained pursuant to one or more collective bargaining agreements between employee representatives and one or more employers ratified before January 1, 2008, such term means the first day of the first plan year beginning on or after the earlier of (A) and (B), where (A) is the later of (x) the date on which the last collective bargaining agreement relating to the Plan terminates (determined without regard to any extension thereof agreed to after August 17, 2006), or (y) the first day of the first plan year beginning on or after January 1, 2008; and (B) is January 1, 2010.

“PPSA” means the Personal Property Securities Act of 2009 (Cth).

“Pro Forma Balance Sheet” has the meaning given to such term in Section 4.1(l).

“Pro Forma Basis” means, with respect to any calculation of the Leverage Ratio for any Reference Period to determine whether a condition to a Permitted Acquisition, permitted Investment, permitted Restricted Payment or permitted increase in Commitments (collectively with any Asset Disposition, a “transaction”) has been met, such calculation shall be made in each case on a pro forma basis after giving effect to such proposed transaction and any Indebtedness incurred in connection therewith (and any other transaction occurring after the end of such Reference Period and any Indebtedness incurred in connection therewith) as if such transaction and incurrence of Indebtedness had occurred during such Reference Period, in accordance with the following:

(i) any Indebtedness incurred or assumed by any Consolidated Entity in connection with any transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition that is not retired or repaid in connection therewith) shall be deemed to have been incurred or assumed as of the last day of the applicable Reference Period;

(ii) any Indebtedness retired or repaid in connection with any transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition) shall be deemed to have been retired or repaid as of the last day of the applicable Reference Period; and

(iii) any Permitted Acquisition or Asset Disposition occurring after the end of the Reference Period shall be deemed to have occurred on the first day of such Reference Period.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Projections” has the meaning given to such term in Section 5.11(c).

“Realty” means all real property and interests in real property now or hereafter acquired or leased by any Consolidated Entity.

“Recipient” means (i) the Administrative Agent, (ii) any Security Trustee, (iii) any Lender and (iv) any Issuing Bank, as applicable.

“Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of Crawford immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters of Crawford ending on such date.

“Refunded Swingline Loans” has the meaning given to such term in Section 2.2(e).

“Register” has the meaning given to such term in Section 11.6(d).

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligation” has the meaning given to such term in Section 3.4.

“Reimbursement Obligation Repayment Date” means (i) with respect to any Reimbursement Obligation denominated in Dollars, the day such Reimbursement Obligation is created (or, if such day is not a Business Day, the next succeeding Business Day), or (ii) with respect to any Reimbursement Obligation denominated in a Foreign Currency, the day that is three Business Days after such Reimbursement Obligation is created.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412 of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, at any time, the Lenders holding outstanding Credit Exposure (excluding Swingline Loans) and Unutilized Commitments (or, after the termination of the Commitments, outstanding Credit Exposure (excluding Swingline Loans)) representing more than 50% of the aggregate, at such time, of all outstanding Credit Exposure (excluding Swingline Loans) and Unutilized Commitments (or, after the termination of the Commitments, the aggregate at such time of all outstanding Credit Exposure (excluding Swingline Loans)); provided that the Commitment of, and the portion of the outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, with respect to any Person, the charter, articles, constitution or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Resignation Effective Date” has the meaning given to such term in Section 10.6(a).

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Person (or, in the case of a Foreign Subsidiary, any Person performing similar duties as the foregoing persons (including any director of such Foreign Subsidiary acting in such capacity)), and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement or any other Credit Document.

“Restricted Payments” has the meaning given to such term in Section 8.6(a).

“Revaluation Date” means, with respect to any Loan denominated in a Foreign Currency, each of the following: (i) each date of any Borrowing (regardless of the Currency in which it is denominated), (ii) each date of any continuation or conversion of any Loan (regardless of the Currency in which it is denominated), and (iii) such additional dates as the Administrative Agent or the Swingline Lender shall reasonably determine or the Required Lenders or the Borrowers shall reasonably require.

“Revolving Loans” has the meaning given to such term in Section 2.1(a).

“Revolving Note” means, with respect to any Lender requesting the same, the promissory note of any Borrower in favor of such Lender evidencing the Revolving Loans made by such Lender pursuant to Section 2.1(a), in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Sanctioned Country” means a country subject to a sanctions program identified (i) on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/-ofac/programs/ or as otherwise published from time to time, or (ii) in the regulations promulgated under the United Nations Act (Canada), the Special Economic Measures Act (Canada) or the Export and Import Permits Act (Canada).

“Sanctioned Person” means (i) a Person named on the list (A) of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml or as otherwise published from time to time or (B) maintained by the Office of the Superintendant of Financial Institutions available at http://www.osfi-bsif.gc.ca/osfi/index_e.aspx?DetailID=525 or as otherwise published from time to time; or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program referred to in the definition of “Sanctioned Country.”

“Security Agreement” means the Pledge and Security Agreement made by the U.S. Credit Parties in favor of the Administrative Agent, in substantially the form of Exhibit E, as amended, modified, restated or supplemented from time to time.

“Security Documents” means the Security Agreement, the Foreign Pledge Documents and all other pledge or security agreements, mortgages, assignments or other similar agreements or instruments executed and delivered by any Credit Party pursuant to Section 6.9 or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified, restated or supplemented from time to time.

“Security Trustees” means the Australian Security Trustee and the UK Security Trustee, or either of them as the context requires.

“Solvent” means, with respect to any Person at any time, that such Person (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.

“Spot Rate” means, with respect to any Currency, the rate determined by the Administrative Agent to be the rate quoted as the spot rate for the purchase of such Currency with another Currency through its principal foreign exchange trading office at approximately 11:00 a.m., London time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if such spot rate is not available, the “Spot Rate” shall be determined by reference to a publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Crawford or, in the absence of such an agreement, the Administrative Agent may use any reasonable method it deems appropriate to determine such spot rate, and such determination shall be conclusive absent manifest error.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sublimit” means (i) with respect to Crawford, the Commitment, or (ii) with respect to any Foreign Subsidiary Borrower, the lesser of the Commitment and (A) with respect to the UK Borrower, $185,000,000; (B) with respect to the Canadian Borrower, $40,000,000; or (C) with respect to the Australian Borrower, $15,000,000.

“Subordinated Indebtedness” means any Indebtedness that is subordinated in right of payment to the Obligations, including the Indebtedness permitted under Section 8.2(vii).

“Subsidiary” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which are consolidated with those of the parent in the parent’s consolidated financial statements (if such statements are prepared in accordance with GAAP as of the date of determination) and any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of Crawford.

“Subsidiary Guarantor” means any Subsidiary of Crawford that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Administrative Agent) and has granted to the Administrative Agent a Lien upon and security interest in its personal property assets pursuant to the Security Agreement or one or more Foreign Pledge Documents.

“SunTrust” means SunTrust Bank.

“Swingline Commitment” means $5,000,000 or, if less, the aggregate Revolving Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” means, with respect to any Lender at any time, its maximum aggregate liability to make Refunded Swingline Loans pursuant to Section 2.2(e) to refund, or to purchase participations pursuant to Section 2.2(f) in, Swingline Loans that are outstanding at such time.

“Swingline Lender” means Wells Fargo in its capacity as maker of Swingline Loans, and its successors in such capacity, or such other Lender as Crawford may from time to time select as the Swingline Lender hereunder; provided that such Lender has agreed to be a Swingline Lender.

“Swingline Loans” has the meaning given to such term in Section 2.1(b).

“Swingline Maturity Date” means the fifth Business Day prior to the Maturity Date.

“Swingline Note” means, if requested by the Swingline Lender, the promissory note of any Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.1(b), in substantially the form of Exhibit A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminating Indebtedness” has the meaning given to such term in Section 4.1(f).

“Termination Date” means the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or 9.2.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Type” has the meaning given to such term in Section 2.2(a).

“UCC” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided that if, by reason of applicable law, the validity, attachments, perfection (or opposability), effect of perfection or non-perfection or priority of any security interest in any Collateral granted under this Agreement or any other Credit Document is governed by the Uniform Commercial Code as in effect in another jurisdiction or by any other personal property security laws of any other jurisdiction, then as to the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority, as the case may be, of such security interest, “UCC” shall include the Uniform Commercial Code or such other personal property security laws as in effect from time to time in such other jurisdiction.

“UK Borrower” has the meaning given to such term in the introductory paragraph hereof.

“UK CTA” means the UK Corporation Tax Act 2009.

“UK Insolvency Event” means:

(i) a UK Relevant Entity is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii) a moratorium is declared in respect of any indebtedness of any UK Relevant Entity; or

(iii) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity (other than in connection with a liquidation or reorganization of any UK Relevant Entity, to the extent such liquidation or reorganization is permitted under Section 8.1);

(B) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of its assets (other than in connection with a liquidation or reorganization of any UK Relevant Entity, to the extent such liquidation or reorganization is permitted under Section 8.1); or

(D) enforcement of any Lien over any material assets of any UK Relevant Entity;

or any analogous procedure or step is taken in any jurisdiction; provided, however, that this clause (iii) shall not apply to any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

“UK ITA” means the United Kingdom Income Tax Act 2007.

“UK Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“UK Pledgor” means Crawford & Company Adjusters Limited, a limited company incorporated under the laws of England and Wales with registered number 02067042.

“UK Qualifying Lender” means a Lender that is beneficially entitled to interest payable to that Lender in respect of a Loan to the UK Borrower and is (i) a Lender (A) that is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance to the UK Borrower under this Agreement or (B) in respect of an advance made under this Agreement to the UK Borrower by a Person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time such advance was made, and which, in each case with respect to clause (A) or (B) above, is within the charge to United Kingdom corporation tax as regards any payment of interest made in respect of that advance; (ii) a Lender that is (A) a company resident in the United Kingdom for United Kingdom tax purposes, (B) a partnership each member of which is (1) a company so resident in the United Kingdom or (2) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA or(C) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of such company; or (iii) a UK Treaty Lender.

“UK Relevant Entity” means any Consolidated Entity (i) incorporated in England and Wales or (ii) capable of becoming the subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Security Trustee” means Wells Fargo as security trustee for the Lenders and the Administrative Agent in respect of any Security Document governed by English law pursuant to Section 10.12 and any successor security trustee appointed pursuant to the terms of the Security Documents governed by English law.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document is either (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is (A) a company so resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Treaty Lender” means a Lender that:

(i) is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest; and

(ii) does not carry on business in the United Kingdom through a permanent establishment with which such Lender’s participation in respect of a Loan to the UK Borrower is effectively connected.

“UK/US Treaty” means the convention between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the United States of America for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital gains that is, on the date the relevant payment of interest on a Loan falls due, in force.

“Unfinanced Capital Expenditures” means Capital Expenditures that are not financed by Indebtedness (other than Borrowings of Loans), other than such Capital Expenditures (i) included within the Acquisition Amount of any Permitted Acquisition, (ii) to the extent funded with the Net Cash Proceeds of a Casualty Event, (iii) with respect to tenant improvements of leased Realty that are financed by allowances provided by the lessor of such Realty and (iv) to the extent financed with the proceeds of Asset Dispositions. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased substantially contemporaneously with the trade-in of existing assets shall be included in Unfinanced Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time.

“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Unrestricted Cash” means, at any time, all money, currency or credit balances owned by U.S. Credit Parties and maintained in a deposit account in the United States; provided, however, that such amounts shall exclude (i) any amounts subject to any Lien (other than (x) Liens in favor of the Administrative Agent under the Security Documents and (y) Liens arising solely by virtue of any statutory provision or common law relating to banker’s liens, rights of setoff or similar rights and customary liens or rights of setoff in favor of deposit banks contained in agreement governing such demand or deposit accounts, so long as such liens and rights are not being enforced or otherwise exercised; (ii) any amounts held by such Person in an escrow, trust or other fiduciary capacity for or on behalf of a client of such Person or any Affiliate of such Person; and (iii) any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of such Person.

“Unutilized Commitment” means, with respect to any Lender at any time, such Lender’s Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s L/C Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Unutilized Swingline Commitment” means the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“U.S. Federal Income Taxes” means any U.S. federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).

“U.S. Credit Parties” means Crawford and the U.S. Subsidiary Guarantors.

“U.S. Obligations” means all Obligations that are not Foreign Subsidiary Obligations.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“U.S. Subsidiary Guarantor” means any Subsidiary Guarantor that is a U.S. Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors and assigns.

“Withholding Agent” means any Borrower or the Administrative Agent or any Security Trustee.

1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Crawford delivered to the Lenders prior to the Closing Date; provided that, for purposes of determining compliance with any covenant (including the computation of any financial covenant), the Indebtedness of Crawford and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, disregarding all effects thereon of Accounting Standards Codifications 825 and 470-20 released by the FASB; provided further that if Crawford notifies the Administrative Agent that it wishes (i) to amend any financial ratio or covenant set forth in any Credit Document or any calculation or determination relating to Capital Leases or operating leases to either reduce or eliminate the effect of any change in GAAP on the operation of such ratio or covenant or with respect to Capital Leases and operating leases (or if the Administrative Agent notifies Crawford that the Required Lenders wish to amend any Credit Document for such purpose as a result of any such change in GAAP) or (ii) to change its system of accounting IFRS, then (A) Crawford, the Administrative Agent and each Lender shall negotiate in good faith such amendments to this Agreement and the other Credit Documents as are necessary to reduce or eliminate the effect of any such change in GAAP or to effect changes with respect to the adoption of IFRS, in each case to preserve the original intent of such documents in light of such change in GAAP or the adoption of IFRS and (B) Crawford’s compliance with any financial covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP or adoption of IFRS became effective, until either such notice is withdrawn or the Credit Documents are amended in a manner satisfactory to Crawford and the Required Lenders.

1.3 Other Terms; Construction.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) All references herein to the Lenders or any of them shall be deemed to include the Issuing Banks and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.

1.4 Currency Equivalents Generally.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of amounts denominated in Foreign Currencies and shall deliver notice of such determination to Crawford, provided that the failure of the Administrative Agent to provide Crawford with any such notice shall neither affect any obligations of the Borrowers hereunder or the applicability of the Spot Rate as so determined nor result in any liability on the part of the Administrative Agent to a Borrower. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable Currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Crawford hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent in accordance with this Agreement.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a LIBOR Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or LIBOR Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded to the nearest unit of such Foreign Currency), as reasonably determined by the Administrative Agent.

1.5 Redenomination of Certain Foreign Currencies.

(a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of the Borrowers for any amount due under this Agreement and (ii) without increasing any commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1 Commitments.

(a) Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to any Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not exceeding its Commitment; provided that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (x) the Credit Extended to such Borrower would exceed such Borrower’s Sublimit, (y) the Credit Exposure of any Lender would exceed its Commitment at such time or (z) the Aggregate Credit Exposure would exceed the aggregate Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay and re-borrow Revolving Loans.

(b) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to any Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Swingline Maturity Date (or, if earlier, the Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its L/C Exposure at such time, would exceed the Swingline Lender’s own Commitment at such time; provided, however, that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (w) the Credit Extended to such Borrower would exceed such Borrower’s Sublimit, (x) the aggregate principal amount of all Swingline Loans then outstanding would exceed the Swingline Commitment, (y) the Credit Exposure of any Lender would exceed its Commitment at such time or (z) the Aggregate Credit Exposure would exceed the aggregate Commitments at such time; provided further that the Swingline Lender shall not make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the applicable Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iii)(A)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or such Swingline Loan and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.2(e)) and re-borrow Swingline Loans. All Swingline Loans shall be denominated in Dollars and bear interest at the Adjusted Base Rate.

2.2 Borrowings.

(a) Each Revolving Loan shall, at the option of the applicable Borrower and subject to the terms and conditions of this Agreement, be either a Base Rate Loan or a LIBOR Loan (each, a “Type” of Loan) and shall be denominated in a single Currency; provided, however, that all Revolving Loans denominated in a Foreign Currency shall be LIBOR Loans at all times; provided further that (i) all Loans constituting the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type and denominated in the same Currency, and (iii) no LIBOR Loans may be borrowed at any time prior to the third Business Day after the Closing Date. The Swingline Loans shall be made and maintained as Base Rate Loans and shall be denominated in Dollars at all times.

(b) In order to make a Borrowing (other than (w) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.2(d), (x) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(e), (y) Borrowings for the purpose of paying unpaid Reimbursement Obligations, which shall be made pursuant to Section 3.5, and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), Crawford shall give the Administrative Agent written notice on behalf of the applicable Borrower (and each Borrower hereby irrevocably and unconditionally authorizes Crawford to give any such notice from time to time in any form or substance as permitted under this Section 2.2) not later than 12:00 p.m., Charlotte time, (i) on the day of each Borrowing to comprise Base Rate Loans, (ii) three Business Days prior to each Borrowing to comprise LIBOR Loans denominated in Dollars or (iii) four Business Days prior to each Borrowing to comprise LIBOR Loans denominated in a Foreign Currency; provided, however, that requests for the Borrowing of any Revolving Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given with less advance notice than as specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1, shall be signed by an Authorized Officer of Crawford and shall specify (1) the Borrower to which the Loans constituting such Borrowing will be made, (2) the aggregate principal amount, Currency and initial Type of the Loans to be made pursuant to such Borrowing, (3) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (4) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each applicable Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

(i) if Crawford shall have failed to designate the Borrower to which the Loans constituting a Borrowing will be made, then Crawford shall be deemed to have requested a Borrowing of Loans made to Crawford;

(ii) except with respect to a Borrowing for the purpose of repaying Refunded Swingline Loans or paying Reimbursement Obligations, the Dollar Amount of the aggregate principal amount of each Borrowing shall not be less than $1,000,000 and, if greater, an integral multiple of $500,000 in excess thereof; provided, however, that a Borrowing comprising Base Rate Loans may be in an amount equal to the aggregate Commitments less the Aggregate Credit Exposure;

(iii) if Crawford shall have failed to designate the Currency of Loans constituting a Borrowing, then Crawford shall be deemed to have requested a Borrowing comprising Loans denominated in Dollars;

(iv) if Crawford shall have failed to designate the Type of Loans constituting a Borrowing of Loans denominated in Dollars, then Crawford shall be deemed to have requested a Borrowing comprising of Base Rate Loans; and

(v) if Crawford shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then Crawford shall be deemed to have selected an Interest Period with a duration of one month.

(c) Not later than (i) (A) with respect to a Borrowing denominated in Japanese Yen, 9:00 a.m., Tokyo time, (B) with respect to a Borrowing denominated in Australian Dollars, 9:00 a.m., Sydney time, or (C) with respect to a Borrowing denominated in any other Forward Foreign Currency, 9:00 a.m., local time for the central bank of the issuing jurisdiction of such Forward Foreign Currency, (ii) with respect to a Borrowing denominated in any other Foreign Currency, 1:00 p.m., London time, or (iii) with respect to a Borrowing denominated in Dollars, 2:00 p.m., Charlotte time, on the requested Borrowing Date, each applicable Lender shall make available to the Administrative Agent in accordance with the applicable Payment Instructions an amount, in the applicable Currency and in immediately available funds, equal to the amount of the Loan or Loans to be made by such Lender. To the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent shall make the aggregate of such amounts available to the applicable Borrower not later than 5:30 p.m., London time (for a Borrowing denominated in any Foreign Currency), or 5:30 p.m., Charlotte time (for a Borrowing denominated in Dollars), in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(d) In order to make a Borrowing of a Swingline Loan, Crawford shall give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice on behalf of the applicable Borrower (and each Borrower hereby irrevocably and unconditionally authorizes Crawford to give any such notice from time to time in any form or substance as permitted under this Section 2.2) not later than 12:00 p.m., Charlotte time, on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-2, shall be irrevocable, shall be signed by an Authorized Officer of Crawford and shall specify (i) the Borrower to which the Swingline Loan constituting such Borrowing will be made, (ii) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $100,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (iii) the requested Borrowing Date, which shall be a Business Day. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender shall make available to the Administrative Agent in accordance with the applicable Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent shall make such amount available to the applicable Borrower no later than 2:00 p.m., Charlotte time, in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(e) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by Crawford and the applicable Borrower to, cause a Borrowing of Revolving Loans by such Borrower to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, Crawford and the applicable Borrower), not later than 11:00 a.m., Charlotte time, one Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by Crawford on behalf of the applicable Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate principal amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”). Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) shall make available to the Administrative Agent in accordance with the applicable Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent shall make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the applicable Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.15(b).

(f) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to Crawford or the applicable Borrower, Revolving Loans are not made pursuant to Section 2.2(e) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of Crawford and the applicable Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Applicable Percentage of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) shall make available to the Administrative Agent in accordance with the applicable Payment Instructions an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent shall make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the applicable Borrower in respect of a Swingline Loan, the Swingline Lender shall pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(g) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.2(e) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(f) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) the failure of the amount of such Borrowing of Revolving Loans to meet any minimum Borrowing amount specified in Section 2.2(b), or (iv) the failure of any conditions set forth in Section 4.2 or elsewhere herein to be satisfied.

2.3 Disbursements; Funding Reliance; Domicile of Loans.

(a) Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Authorized Officer of Crawford or such Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. Each Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b) Unless the Administrative Agent shall have received notice from a Lender (x) in the case of a Borrowing comprising Base Rate Loans, two hours prior to the proposed time of such Borrowing, or (y) otherwise, prior to the proposed date of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 or 3.5, as applicable, and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by such Borrower, the Adjusted Base Rate. If the applicable Borrower and the applicable Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If the applicable Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.1(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, fund its participation or to make any such payment required hereunder.

(d) Each Lender may, at its option, subject to Section 2.19, make and maintain any Loan at, to or for the account of any of its Lending Offices; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4 Evidence of Debt; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, Type and Currency of each Loan and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower in respect of each such Loan and each Lender’s share thereof.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Revolving Loans shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Revolving Note appropriately completed in substantially the form of Exhibit A-1. The Swingline Loans shall, if requested by the Swingline Lender (which request shall be made to the Administrative Agent), be evidenced by a Swingline Note appropriately completed in substantially the form of Exhibit A-2. Each Note shall be executed by the applicable Borrower and payable to the order of the applicable Lender or Swingline Lender, as the case may be. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5 Termination and Reduction of Commitments and Swingline Commitment.

(a) The Commitments shall be automatically and permanently terminated on the Termination Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2. The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2.

(b) At any time and from time to time after the date hereof, upon not less than five Business Days’ prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), Crawford may terminate in whole or reduce in part the aggregate Unutilized Commitments or the Unutilized Swingline Commitment; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 ($500,000 in the case of the Unutilized Swingline Commitment) and, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated; provided that a notice of termination or reduction delivered by Crawford pursuant to this Section 2.5(b) may state that such termination or reduction is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by Crawford (by notice to the Administrative Agent on or prior to one Business Day before the specified effective date) if such condition is not satisfied.

(c) Each reduction of the Commitments pursuant to this Section 2.5 shall be applied ratably among the Lenders according to their respective Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.5 that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Swingline Commitment or the L/C Subcommitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment or the L/C Subcommitment, as the case may be, to the amount of the aggregate Commitments (as so reduced), without any further action on the part of Crawford, the Swingline Lender or any other Lender or any Issuing Bank.

2.6 Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Maturity Date and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.

(b) If, at any time, the Dollar Amount of the Aggregate Credit Exposure (determined as of the most recent Revaluation Date and excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed 105% (or, if no Loans denominated in any Foreign Currency are then outstanding, 100%) of the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), then the applicable Borrower or Borrowers, as the case may be, shall immediately prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, outstanding Reimbursement Obligations in the amount of such excess, and, to the extent of any excess remaining after prepayment in full of outstanding Reimbursement Obligations, the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Swingline Loans, Reimbursement Obligations and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for L/C Exposure, as more particularly described in Section 3.8, and thereupon such cash shall be deemed to reduce the aggregate L/C Exposure by an equivalent amount; provided further that the Administrative Agent shall promptly return any Cash Collateral held in excess of the amount required to be held as Cash Collateral pursuant to this Section 2.6(b) as determined on any Revaluation Date.

(c) If, at any time, the Dollar Amount of the Credit Extended (determined as of the most recent Revaluation Date and excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) to any Borrower shall exceed 105% (or, if no Loans denominated in any Foreign Currency are then outstanding to such Borrower, 100%) of such Borrower’s Sublimit at such time (after giving effect to any concurrent termination or reduction thereof), then such Borrower shall immediately prepay the outstanding principal amount of the Revolving Loans made to such Borrower in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Revolving Loans made to such Borrower outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for L/C Exposure, as more particularly described in Section 3.8, and thereupon such cash shall be deemed to reduce the aggregate L/C Exposure by an equivalent amount; provided further that the Administrative Agent shall promptly return any Cash Collateral held in excess of the amount required to be held as Cash Collateral pursuant to this Section 2.6(c) as determined on any Revaluation Date.

2.7 Voluntary Prepayments.

(a) At any time and from time to time, each Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than

11:00 a.m., Charlotte time, (x) four Business Days prior to each intended prepayment of LIBOR Loans denominated in a Foreign Currency, (y) three Business Days prior to each intended prepayment of LIBOR Loans denominated in Dollars or (z) one Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis); provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 and, if greater, an integral multiple of $500,000 in excess thereof ($100,000 and $100,000, respectively, in the case of Swingline Loans); (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof; and (iii) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Currency and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the applicable Borrower to make such prepayment on the terms specified therein. Revolving Loans and Swingline Loans prepaid pursuant to this Section 2.7(a) may be re-borrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section 2.7(a), the Administrative Agent shall give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b) Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero.

2.8 Interest.

(a) Subject to Section 2.8(b), each Borrower will pay interest in respect of the unpaid principal amount of each Loan made to it, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b) Upon the occurrence and during the continuance of any Event of Default under Sections 9.1(a), 9.1(f) or 9.1(g) and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other past due accrued and outstanding fees and other amounts hereunder or under any other Credit Document, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the

Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand by the Administrative Agent. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the applicable Borrower of any petition seeking any relief under any Debtor Relief Law.

(c) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided that if all Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.10(iv)) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided that if all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)        (i) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to the Administrative Agent or any Lender at a rate in excess of the maximum rate permitted by applicable law or, with respect to payments by the Canadian Borrower, at a rate that would result in a receipt by the Administrative Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)). If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(ii) If any provision of this Agreement or of any of the other Credit Document would obligate the Canadian Borrower to make any payment of interest or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would result in a receipt by the Administrative Agent or such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited or so result in a receipt by the Administrative Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Administrative Agent or such Lender under Section 2.8, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Administrative Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the Administrative Agent or such Lender, to obtain reimbursement from the Administrative Agent or such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Administrative Agent or such Lender to the Canadian Borrower. Any amount or rate of interest referred to in the two immediately preceding sentences shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date.

(e) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide any Borrower or the Lenders with any such notice shall neither affect any obligations of such Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to such Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

(f) In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.11, 6.1 or 6.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then the applicable Borrower shall immediately (i) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) determine the Applicable Rate for such Applicable Period based upon the corrected Compliance Certificate and (iii) pay to the Administrative Agent the accrued additional interest and commitment fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12(e). This Section 2.8(f) is in addition to the rights of the Administrative Agent and Lenders with respect to Sections 2.8(b) and 9.1 and other respective rights under this Agreement.

(g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

2.9 Fees.

(a) Crawford agrees to pay:

(i) to the Arrangers and Wells Fargo, for their own respective accounts and the accounts of the Lenders (as applicable), on the Closing Date, the fees required under the Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof;

(ii) to the Administrative Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the Closing Date to the Termination Date, at a per annum rate equal to the Applicable Rate in effect for such fee from time to time during such quarter on such Lender’s Applicable Percentage of the average daily aggregate Unutilized Commitments (excluding clause (iii) of the definition thereof for purposes of this Section 2.9(a)(ii) only), payable in arrears (A) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (B) on the Termination Date; provided, however, that no commitment fee shall accrue on the Unutilized Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender; and

(iii) to the Administrative Agent, for its own account, the annual administrative fee described in the Fee Letter, on the terms, in the amount and at the times set forth therein.

(b) Each Borrower agrees to pay:

(i) to the Administrative Agent, for the account of each Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit issued for the account of such Borrower outstanding during such quarter, at a per annum rate equal to the Applicable Rate in effect from time to time during such quarter for LIBOR Loans, on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the Dollar Amount of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Termination Date and the date of termination of the last outstanding Letter of Credit; provided, however, that any letter of credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to Section 3.1(a) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account;

(ii) to each Issuing Bank, for its own account, any fronting fee required, under any Fee Letter between such Borrower and such Issuing Bank, to be paid to such Issuing Bank with respect to each Letter of Credit issued for the account of such Borrower by such Issuing Bank, in the amounts due and at the times due as required by the terms thereof; and

(iii) to each Issuing Bank, for its own account, such transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit issued for the account of such Borrower by such Issuing Bank as are customarily charged from time to time by such Issuing Bank for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by such Issuing Bank, but without duplication of amounts payable under Section 2.9(b)(ii).

2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprising Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the applicable Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of such Borrower, be a one, two, three or six-month period; provided, however, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than 14 separate Interest Periods at any one time (for which purpose Interest Periods of different durations shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v) a Borrower may not select any Interest Period that expires after the Maturity Date;

(vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(vii) a Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

2.11 Conversions and Continuations.

(a) Any Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any of its Base Rate Loans into LIBOR Loans, or to convert any of its LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any of its LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period; provided that, in each case, (u) a Borrowing denominated in one Currency may not be continued as, or converted into, a Borrowing denominated in a different Currency; (v) a Borrowing of LIBOR Loans denominated in a Foreign Currency may not be converted into a Borrowing of a different Type; (w) (1) any conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $1,000,000 and, if greater, an integral multiple of $500,000 in excess thereof, (2) any conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 and, if greater, an integral multiple of $500,000 in excess thereof; and (3) no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof; (x) except as otherwise provided in Section 2.16(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof); (y) no conversion or continuation shall be permitted with regard to Swingline Loans; and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b) A Borrower shall make each such election by giving the Administrative Agent written notice not later than 12:00 p.m., Charlotte time, (i) three Business Days prior to the intended effective date of any conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans denominated in Dollars, (ii) four Business Days prior to the intended effective date of any continuation of LIBOR Loans denominated in a Foreign Currency, or (iii) two Business Days prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount, Currency and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each applicable Lender of the proposed conversion or continuation. If any Borrower shall fail to deliver a timely Notice of Conversion/Continuation as provided herein (1) with respect to any of its outstanding LIBOR Loans denominated in Dollars, then such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof) or (2) with respect to any of its outstanding LIBOR Loans denominated in a Foreign Currency, then such LIBOR Loans shall be automatically continued as LIBOR Loans denominated in such Foreign Currency with an Interest Period of one month upon the expiration of the then current Interest Period applicable thereto. If a Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.12 Method of Payments; Computations; Apportionment of Payments.

(a) Unless the applicable Borrower expressly specifies otherwise, all payments and reimbursements made by such Borrower shall be made for the account of such Borrower. All payments and reimbursements by a Borrower hereunder shall be made without setoff, counterclaim or other defense, in the applicable Currency and in immediately available funds to the Administrative Agent, for the account of the Lenders or Issuing Banks entitled to such payment or the Administrative Agent or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to an Issuing Bank or the Lenders) in accordance with the applicable Payment Instructions prior to (i) (A) with respect to a payment denominated in Japanese Yen, 9:00 a.m., Tokyo time, (B) with respect to a payment denominated in Australian Dollars, 9:00 a.m., Sydney time, or (C) with respect to a payment denominated in any other Forward Foreign Currency, 9:00 a.m., local time for the central bank of the issuing jurisdiction of such Forward Foreign Currency, (ii) with respect to a payment denominated in any other Foreign Currency, 1:00 p.m., London time, or (iii) with respect to a payment denominated in Dollars, 2:00 p.m., Charlotte time. Any payment made as required hereinabove, but after the applicable time specified above, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except in the case of LIBOR Loans to which the provisions of Section 2.10(iv) are applicable), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by (A) (1) with respect to a payment denominated in Japanese Yen, 9:00 a.m., Tokyo time, (2) with respect to a payment denominated in Australian Dollars, 9:00 a.m., Sydney time, or (3) with respect to a payment denominated in any other Forward Foreign Currency, 9:00 a.m., local time for the central bank of the issuing jurisdiction of such Forward Foreign Currency, (B) with respect to a payment denominated in any other Foreign Currency, 1:00 p.m., London time, or (C) with respect to a payment denominated in Dollars, 2:00 p.m., Charlotte time, in immediately available funds, then the Administrative Agent shall make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders); and (ii) if such payment is received after the applicable time specified in clause (i), or in other than immediately available funds, then the Administrative Agent shall make available to each relevant Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent, an Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, until all such unsatisfied obligations are fully paid. If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent shall pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent shall distribute to each Issuing Bank like amounts relating to payments made to the Administrative Agent for the account of such Issuing Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans based on the prime commercial lending rate of the Administrative Agent or on LIBOR Loans denominated in Sterling, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under clause (i) or (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender (or any Security Trustee pursuant to any Foreign Pledge Document, but subject to any rights of the Security Trustee under such Foreign Pledge Document) from Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary after acceleration of the Loans pursuant to Section 9.2 or in respect of any sale of, collection from or other realization upon all or any part of the Collateral (other than the Foreign Collateral, but subject to Section 2.12(g)) pursuant to the exercise by the Administrative Agent or any Security Trustee of its remedies shall be applied by the Administrative Agent as follows:

(i) first, to the payment of U.S. Obligations consisting of reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or in accordance with the terms of the Security Documents;

(ii) second, to the payment of U.S. Obligations consisting of fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights against Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary under the Credit Documents or otherwise with respect to the U.S. Obligations owing to such Lender;

(iv) fourth, to the payment of all of the U.S. Obligations consisting of accrued fees and interest (including fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the U.S. Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to Cash Collateralize L/C Exposure, in each case, to the extent constituting U.S. Obligations), and including U.S. Obligations under (A) any Hedge Agreement between Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary and any Hedge Party (to the extent such Hedge Agreement is required or permitted hereunder) and (B) any Cash Management Agreement between Crawford, any U.S. Subsidiary or any Disregarded Foreign Subsidiary and any Cash Management Bank;

(vi) sixth, to the payment of Foreign Subsidiary Obligations remaining outstanding, to be applied in accordance with Section 2.12(f);

(vii) seventh, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(viii) eighth, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) all amounts shall be apportioned ratably among the Lenders (and Hedge Parties and Cash Management Banks, as applicable) in proportion to the amounts of such principal, interest, fees or other U.S. Obligations owed to them respectively pursuant to clauses (iii) through (vii) above; and (y) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to Cash Collateralize L/C Exposure pursuant to Section 3.8.

(f) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender (or any Security Trustee pursuant to any Foreign Pledge Document, but subject to any rights of the Security Trustee under such Foreign Pledge Document) from any Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) after acceleration of the Loans pursuant to Section 9.2 or in respect of any sale of, collection from or other realization upon all or any part of the Foreign Collateral (subject to Section 2.12(g)) pursuant to the exercise by the Administrative Agent or any Security Trustee of its remedies shall be applied by the Administrative Agent as follows:

(i) first, to the payment of Foreign Subsidiary Obligations consisting of reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Foreign Collateral under or in accordance with the terms of the Security Documents;

(ii) second, to the payment of Foreign Subsidiary Obligations consisting of fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights against the Foreign Subsidiaries (other than the Disregarded Foreign Subsidiaries) under the Credit Documents or otherwise with respect to the Foreign Subsidiary Obligations owing to such Lender;

(iv) fourth, to the payment of all of the Foreign Subsidiary Obligations consisting of accrued fees and interest (including fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the Foreign Subsidiary Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to Cash Collateralize L/C Exposure, in each case, to the extent constituting Foreign Subsidiary Obligations), and including Obligations under (A) any Hedge Agreement between any Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) and any Hedge Party (to the extent such Hedge Agreement is required or permitted hereunder) and (B) any Cash Management Agreement between any Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) and any Cash Management Bank;

(vi) sixth, to the payment of all other Foreign Subsidiary Obligations and other obligations of a Foreign Subsidiary that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus (subject to Section 2.12(g)).

In carrying out the foregoing, (x) all amounts shall be apportioned ratably among the Lenders (and Hedge Parties and Cash Management Banks, as applicable) in proportion to the amounts of such principal, interest, fees or other Foreign Subsidiary Obligations owed to them respectively pursuant to clauses (iii) through (vi) above; and (y) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to Cash Collateralize L/C Exposure pursuant to Section 3.8.

(g) Proceeds from any sale of, collection from or other realization of any Foreign Collateral pursuant to the exercise by the Administrative Agent or any Security Trustee of its remedies shall be applied only to the Foreign Subsidiary Obligations in accordance with Section 2.12(f); provided, however, that if, prior to the commencement of any rights or remedies with respect to the voting Capital Stock issued by any Foreign Subsidiary constituting Foreign Collateral, the Administrative Agent and any applicable Security Trustee shall have released their respective Liens on a sufficient amount of voting Capital Stock of such Foreign Subsidiary so that, at the time of the initial exercise of any right or remedy against the voting Capital Stock of such Foreign Subsidiary, neither the Administrative Agent nor any Security Trustee shall have a Lien on more than 65% of the voting Capital Stock issued by such Foreign Subsidiary Borrower, then the Administrative Agent or applicable Security Trustee may apply such proceeds of such voting Capital Stock to U.S. Obligations in accordance with Section 2.12(e). In addition, notwithstanding any provision set forth in this Agreement or any Credit Document to the contrary, to the extent that the Administrative Agent or any Security Trustee is not permitted to apply the proceeds of any Foreign Collateral in accordance with Section 2.12(e) pursuant to the immediately preceding sentence and there are surplus proceeds required to be paid to the pledgor of such Foreign Collateral pursuant to Section 2.12(f)(vii), (i) no payment to the pledgor of such Foreign Collateral of any surplus proceeds shall be made to a deposit account in which the Administrative Agent, any Security Trustee or any Lender has any Lien or right of setoff and (ii) such pledgor shall not have any obligation to maintain any such surplus proceeds in any deposit account in which the Administrative Agent or any Security Trustee shall have a Lien. The Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of the Required Lenders, release, and direct each Security Trustee to release, such Liens as are contemplated to be released by this Section 2.12(g) to permit application of proceeds in accordance Section 2.12(e).

(h) All monies received by Wells Fargo, in its capacity as Administrative Agent or as any Security Trustee, except for monies received by any Security Trustee under or pursuant to any Foreign Pledge Document, shall be deemed received by Wells Fargo in its capacity as Administrative Agent.

2.13 Recovery of Payments.

(a) Each Borrower agrees if such Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such invalidation, declaration, setting aside or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender or any Issuing Bank are subsequently returned or repaid by the Administrative Agent to a Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable Requirements of Law, such Lender or Issuing Bank shall, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from a Borrower, its representative or successor in interest or such other Person, the Administrative Agent shall redistribute such amounts to the Lenders or the applicable Issuing Bank on the same basis as such amounts were originally distributed.

2.14 Use of Proceeds. The proceeds of the Loans shall be used (i) to repay the Existing Senior Credit Facilities and the other Terminating Indebtedness in full, (ii) to pay or reimburse permitted fees and expenses in connection with the transactions contemplated by the Credit Documents and (iii) to provide for working capital and general corporate purposes and in accordance with the terms and provisions of this Agreement (including to finance Capital Expenditures, Permitted Acquisitions, Investments and Restricted Payments to the extent permitted under, and in accordance with the terms and provisions of, this Agreement).

2.15 Pro Rata Treatment.

(a) Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans (in the case of the funding of Loans pursuant to Section 2.2) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.11, and additionally in all cases if the Commitments have expired or have been terminated). All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder (other than as a result of a right of setoff exercised by a Lender in the ordinary course of business in respect of any fees or expenses owed under any Cash Management Agreement) resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans to a Borrower and accrued interest thereon or other such Obligations owed by a Borrower greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans to the applicable Borrower and such other Obligations owed by the applicable Borrower of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them by such Borrower; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 2.15(b) shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations or Swingline Loans to any assignee or Participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.15(b) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. If, under any applicable Debtor Relief Laws, any Lender receives a secured claim in lieu of a setoff to which this Section 2.15(b) applies, then such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15(b) to share in the benefits of any recovery on such secured claim.

2.16 Increased Costs; Change in Circumstances; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, such Issuing Bank or such other Recipient, the applicable Borrower shall pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Crawford shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.16(a) or 2.16(b) and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.16 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or any Issuing Bank pursuant to the foregoing provisions of this Section 2.16 for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) If, on or prior to the first day of any Interest Period, (x) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (y) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders. Upon such notice, (i) all outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans; (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue LIBOR Loans shall be suspended (including with respect to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived); and (iii) any Notice of Borrowing or Notice of Conversion/Continuation then pending or given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans; in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrowers and the Lenders.

(f) Notwithstanding any other provision in this Agreement, if, at any time after the Closing Date and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such

Lender shall forthwith so notify the Administrative Agent and the Borrowers. Upon such notice, (i) each of such Lender’s outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan; (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including with respect to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived); and (iii) any Notice of Borrowing or Notice of Conversion/Continuation then pending or given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan; in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrowers.

2.17 Taxes.

(a) For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

(b) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes.

(d) Each Borrower shall, jointly and severally, indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to off set and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f) With respect to each payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, in each case as soon as practicable after receiving the same.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to any Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A), 2.17(g)(ii)(B) and 2.17(g)(ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Indirect Tax.

(i) All payments to be made by any Credit Party under or in connection with any Credit Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax and such payment is not expressly stated to include Indirect Tax, then, concurrently with when the Credit Party makes such payment:

(A) it shall pay to the applicable Recipient an additional amount equal to such payment (or part) multiplied by the appropriate rate of Indirect Tax; and

(B) the applicable Recipient will promptly provide to such Credit Party a tax invoice complying with the relevant law relating to such Indirect Tax.

If the additional amount referred to in clause (i) differs from the amount of Indirect Tax payable by the applicable Recipient, the parties will adjust the additional amount accordingly and the Recipient will promptly provide to the Credit Party a tax invoice or adjustment note complying with the relevant law relating to that Indirect Tax.

(ii) If any Credit Document requires any Credit Party to reimburse any Recipient for any costs or expenses, such Credit Party shall, concurrently with such reimbursement, pay and indemnify such Recipient against all Indirect Tax incurred by such Recipient in respect of the costs or expenses to the extent that such Recipient is not entitled to repayment or credit in respect of such Indirect Tax.

(j) UK Relevant Entity Provisions.

(i) Notwithstanding anything to the contrary set forth in this Section 2.17, any Credit Party who is a UK Relevant Entity is not required to pay additional amounts to a Lender (other than a new Lender pursuant to a request by a Borrower under Section 2.19) pursuant to this Section 2.17 in respect of any Tax that is required by the United Kingdom to be withheld from a payment if at the time the payment falls due (i) the relevant Lender is not a UK Qualifying Lender and such Tax would not have been required to be withheld had such Lender been a UK Qualifying Lender unless the reason that such Lender is not a UK Qualifying Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing Governmental Authority; (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (ii) of the definition of “UK Qualifying Lender” and (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA that relates to the payment, (B) such Lender has received from such Credit Party making such payment a certified copy of such Direction and (C) such payment could have been made to such Lender without any withholding or deduction if such Direction had not been made; (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (ii) of the definition of “UK Qualifying Lender” and (A) the relevant Lender has not given a UK Tax Confirmation to such Credit Party and (B) the payment could have been made to such Lender without any withholding or deduction if such Lender had given a UK Tax Confirmation to such Credit Party, on the basis that the UK Tax Confirmation would have enabled such Credit Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (iv) the relevant Lender is a UK Treaty Lender and such Credit Party is able to demonstrate that such Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under this Section 2.17(j)(i). Any Lender that is a Lender in respect of a Loan to the UK Borrower and that is not, or ceases to be, a UK Qualifying Lender, for whatever reason, shall promptly notify the Administrative Agent and the UK Borrower.

(ii) In relation to all payments to be made to a UK Treaty Lender by any Credit Party who is a UK Relevant Entity, such Lender shall cooperate with such Credit Party in completing any procedural formalities necessary for such Credit Party to obtain authorization to make such a payment without a deduction or withholding for or on account of UK Taxes including, to the extent applicable, making and filing an appropriate application for relief under a double taxation agreement. Nothing in this Section 2.17(j)(ii) shall require a UK Treaty Lender to (x) register under the HMRC DT Treaty Passport scheme or (y) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered.

(iii) If a UK Treaty Lender wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement, it shall include an indication to that effect by including its scheme reference number and jurisdiction of tax residence opposite its name on Schedule 1.1(a) and the UK Borrower shall file a duly completed DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the Closing Date and shall promptly provide such UK Treaty Lender with a copy of such filing.

(iv) Any new Lender under an Assignment and Assumption that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport Scheme, and which then wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to the UK Borrower) in such Assignment and Assumption by including therein its scheme reference number and its jurisdiction of tax residence. The UK Borrower shall file a duly completed form DTTP2 in respect of each new Lender complies with the previous sentence with HM Revenue & Customs within 30 days of date of the applicable Assignment and Assumption and shall promptly provide such Lender with a copy of such filing.

(k) Australian Borrower Provisions. Notwithstanding anything to the contrary set forth in this Section 2.17, the Australian Borrower is not required to pay additional amounts to a Lender (other than a new Lender pursuant to a request by a Borrower under Section 2.19) pursuant to this Section 2.17 in respect of any Tax that is required by Australia to be withheld from a payment:

(i) If at the time the payment falls due:

(A) the relevant Lender is not an Australian Qualifying Lender and such Tax would not have been required to be withheld had such Lender been an Australian Qualifying Lender unless the reason that such Lender is not an Australian Qualifying Lender is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Governmental Authority; or

(B) the relevant Lender is an Australian Treaty Lender and the Australian Borrower is able to demonstrate that such Tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations under this Section 2.17(k)(i).

Any Lender that is a Lender in respect of a Loan to the Australian Borrower and that is not, or ceases to be, an Australian Qualifying Lender, for whatever reason, shall promptly notify the Administrative Agent and the Australian Borrower. In relation to all payments to be made to an Australian Treaty Lender by the Australian Borrower, such Lender shall cooperate, to the extent it is able to do so, with the Australian Borrower in completing any procedural formalities necessary for the Australian Borrower to obtain authorization to make such a payment without a deduction or withholding for or on account of Australian Taxes including, to the extent applicable, making and filing an appropriate application for relief under a double taxation agreement; or

(ii) to the extent that the relevant deduction or withholding would not have arisen if the Lender had provided the Australian Borrower with its tax file number, Australian Business Number or other exemption details.

(l) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18 Compensation. Each Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan to such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation as a result of any action or inaction by a Borrower; (ii) if any repayment, prepayment or conversion of any LIBOR Loan to such Borrower occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.19(a) or any acceleration of the maturity of the Loans pursuant to Section 9.2); (iii) if any prepayment of any LIBOR Loan to such Borrower is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of any other failure by such Borrower to make any payments with respect to any LIBOR Loan to such Borrower when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to the applicable Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of such Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment requested by it.

(b) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant Section 2.17, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Crawford may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.17) and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Crawford shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.6(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any funded participations in Letters of Credit not refinanced through a Borrowing of Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a request for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Requirements of Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Crawford to require such assignment and delegation cease to apply. In the event any Lender fails to execute the assignment in connection with an assignment pursuant to this Section 2.19, the Administrative Agent may, but is not required to, upon two Business Days’ prior notice to such Lender, execute such assignment on behalf of such Lender (provided that such Lender has received all amounts to which it is entitled under this Section 2.19), and each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which shall be coupled with an interest) for such purpose.

2.20 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.5.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from such Defaulting Lender pursuant to Section 9.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lender hereunder;

(C) third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit or Swingline Loan;

(D) fourth, as Crawford may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and Crawford, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

(F) sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or any L/C Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, then such payment shall be applied solely to pay the Loans of, and obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid by the applicable Borrower to such Defaulting Lender for the applicable Obligations owing by such Borrower to such Defaulting Lender and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9(a)(ii) for any period during which such Lender is a Defaulting Lender (and Crawford shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive the letter of credit fee pursuant to Section 2.9(b)(i) for any period during which such Lender is a Defaulting Lender only to the extent allocable to its ratable share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20(c).

(C) With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to Section 2.20(a)(iii)(B), the applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.20(a)(iv), (y) pay to the applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s L/C Exposure and Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Credit Exposures (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default shall have occurred and be continuing (and, unless any Borrower shall have otherwise notified the Administrative Agent at the time, each Borrower shall be deemed to have represented and warranted that such condition is satisfied at such time) and (y) such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.

(v) If the reallocation described in Section 2.20(a)(iv) cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s L/C Exposure and its Swingline Exposure (after giving effect to any partial reallocation pursuant to Section 2.20(a)(iv)) in accordance with the procedures set forth in Section 2.20(c).

(b) If each Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Credit Exposures (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) At any time that there shall exist a Defaulting Lender, within two Business Days upon the written request of the Administrative Agent, any Issuing Bank or the Swingline Lender, the applicable Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender, which such Defaulting Lender may provide in its discretion).

(i) All Cash Collateral (other than credit support not comprising funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c)(ii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Exposure or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein. Without limiting the foregoing, any Cash Collateral provided pursuant to this Section 2.20(c) by any Foreign Subsidiary Borrower shall only secure L/C Exposure related to Letters of Credit issued for the account of a Foreign Subsidiary and Swingline Loans made to a Foreign Subsidiary Borrower.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 2.15) and (y) the Person providing Cash Collateral and the applicable Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

(d) So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.21 Increase in Commitments.

(a) From time to time on and after the Closing Date and prior to the Termination Date, Crawford may, upon at least 20 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments by an amount which (i) is not less than $25,000,000 and, if greater, an integral multiple of $5,000,000 in excess thereof, with respect to any such request and (ii) when aggregated with all prior and concurrent increases in the Commitments pursuant to this Section 2.21, is not in excess of $100,000,000. Crawford may increase the aggregate amount of the Commitments by (x) having another lender or lenders (each, an “Additional Lender”) become party to this Agreement, (y) agreeing with any Lender (with the consent of such Lender in its sole discretion) to increase its Commitment hereunder (each, an “Increasing Lender”) or (z) a combination of the procedures described in clauses (x) and (y) above; provided that no Lender shall be obligated to increase its Commitment without its consent.

(b) Any increase in the Commitments pursuant to this Section 2.21 shall be subject to satisfaction of the following conditions:

(i) Each Borrower shall deliver to the Administrative Agent a certificate dated as of the applicable increase date duly executed by an Authorized Officer of such Borrower certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase;

(ii) Each of the representations and warranties contained in Article V qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case on and as of the date of such increase with the same effect as if made on and as of such date, both immediately before and after giving effect to such increase (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

(iii) Immediately after giving effect to such increase and any Indebtedness to be incurred in connection therewith, Crawford shall be in compliance with Section 7.1 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.1 (and a Compliance Certificate)); and

(iv) At the time of such increase, no Default or Event of Default shall have occurred and be continuing or would result from such increase.

(c) Upon any increase in the amount of the Commitments pursuant to this Section 2.21 (each, an “Additional Commitment”):

(i) Each Additional Lender and Increasing Lender shall enter into a Joinder Agreement pursuant to which such Additional Lender or Increasing Lender shall, as of the effective date of such increase, undertake an Additional Commitment (or, in the case of an Increasing Lender, pursuant to which such Increasing Lender’s Commitment shall be increased in the agreed amount on such date) and such Additional Lender shall thereupon become (or, if an Increasing Lender, continue to be) a “Lender” for all purposes hereof.

(ii) Each Borrower shall, as applicable, in coordination with the Administrative Agent, repay outstanding Loans and incur additional Loans from other Lenders, pursuant to a reallocation agreement or otherwise, so that the Lenders participate in each Borrowing pro rata on the basis of their respective Commitments (after giving effect to any increase in the Commitments pursuant to this Section 2.21). Amounts payable under Section 2.18 as a result of the actions required to be taken under this Section 2.21 shall be paid in full by the applicable Borrower or Borrowers.

(iii) If any such Additional Lender is a Foreign Lender, such Additional Lender shall deliver the forms required by Section 2.17.

(d) Each Additional Commitment shall be made on the same terms as the Commitments in existence immediately prior to the date of such Additional Commitment; provided, however, that (i) the interest rates, commitment fees and upfront fees payable (collectively, the “Financing Terms”) pursuant to an Additional Commitment may be different than those payable pursuant to the Commitments in existence immediately prior to the date of such Additional Commitment (such Commitments, the “Existing Commitments”); (ii) all Additional Commitments made in connection with a single request by Crawford in accordance with Section 2.21(a) shall be made on the same Financing Terms; and (iii) if any Additional Commitment is made on Financing Terms more favorable (to the applicable Lender) than are the Financing Terms of the Existing Commitments, then the Financing Terms of the Existing Commitments shall be automatically increased to the extent necessary to equal the Financing Terms of such Additional Commitment, and each Borrower agrees to execute any amendments and take any other actions that are reasonably requested by the Administrative Agent to document such increase; provided further that, in determining the Financing Terms of any Additional Commitment or the Existing Commitments, (x) upfront fees payable under the Existing Commitments or any Additional Commitment in the initial primary syndication thereof

(with such upfront fees being equated to interest based on an assumed four-year life-to-maturity) and the effects of any and all interest rate floors shall be included; and (y) customary arrangement or commitment fees payable to the Arrangers or any of their respective Affiliates in connection with the Existing Commitments or to one or more arrangers or their respective Affiliates in connection with any Additional Commitment shall be excluded.

2.22 Additional Reserve Costs.

(a) If and for so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s LIBOR Loans in any Foreign Currency, such Lender may require a Borrower to pay, contemporaneously with each payment of interest on each such LIBOR Loan, additional interest on such LIBOR Loan at a rate per annum equal to the rate calculated in accordance with the formula and in the manner set forth in Schedule 1.1(b).

(b) If and for so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Reserve Requirement or in Section 2.22(a)) in respect of any of such Lender’s LIBOR Loans in any Foreign Currency, such Lender may require a Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s LIBOR Loans subject to such requirements, additional interest on such LIBOR Loan at a rate per annum certified by such Lender to be its reasonable determination of the cost to such Lender of complying with such requirements in relation to such LIBOR Loan.

(c) Any additional interest owed pursuant to Section 2.22(a) or 2.22(b) shall be determined by the Administrative Agent or the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) in reasonable detail at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

2.23 Amend and Extend Transactions. At any time after the Closing Date, the Borrowers and any Lender may agree, by notice to the Administrative Agent (each such notice, an “Extension Notice”), to extend the Maturity Date of such Lender’s Commitment to the extended maturity date specified in such Extension Notice; provided that (i) the Borrowers shall have offered to all Lenders the opportunity to participate in such extension on a pro rata basis and on the same terms and conditions to each such Lender; (ii) no Default or Event of Default shall have occurred and be continuing prior to or after giving effect to any such extension; (iii) except as to interest rates, fees and final maturity date, the extended Commitments shall have the same terms as the Commitments as of the date of such Extension Notice; (iv) after giving effect to any such extension, there shall be no more than two separate Maturity Dates in effect for all Commitments; and (v) all documentation in respect of such extension shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers. In connection with any such extension, the Borrowers and the Administrative Agent, with the approval of the extending Lenders, may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Crawford, to establish new tranches or sub-tranches in respect of the Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Crawford in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms consistent with this Section 2.23. Any extension of the Commitments shall require the consent of each Issuing Bank and the Swingline Lender to the extent that such extension provides for the issuance of Letters of Credit or the borrowing of Swingline Loans at any time during such extended period.

ARTICLE III

LETTERS OF CREDIT

3.1 Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, any Issuing Bank will, at any time and from time to time on and after the Closing Date and prior to the earlier of (i) the L/C Maturity Date and (ii) the Termination Date, and upon request by Crawford on behalf of a Borrower in accordance with the provisions of Section 3.2, issue for the account of such Borrower or its Subsidiaries one or more irrevocable standby or commercial letters of credit denominated in any Currency and in a form customarily used or otherwise approved by such Issuing Bank (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, and together with the Existing Letters of Credit, collectively, the “Letters of Credit”); provided that any Letter of Credit requested to be issued for the account of a Foreign Subsidiary must be requested by a Foreign Subsidiary Borrower (it being understood that such request may be made by Crawford on behalf of such Foreign Subsidiary Borrower). The Stated Amount of each Letter of Credit shall not be less than $100,000, or such lesser amount as may be acceptable to the applicable Issuing Bank. Notwithstanding the foregoing:

(a) No Letter of Credit shall be issued for the account of a Borrower or its Subsidiaries if, after giving effect to such issuance, (i) the Dollar Amount of the Stated Amount of such Letter of Credit, when added to the aggregate L/C Exposure of the Lenders at such time, would exceed the L/C Subcommitment; (ii) the Dollar Amount of the Stated Amount of such Letter of Credit, when added to the Aggregate Credit Exposure, would exceed the aggregate Commitments at such time; (iii) the Dollar Amount of the Stated Amount of such Letter of Credit, when added to the Credit Extended to such Borrower at such time, would exceed such Borrower’s Sublimit; or (iv) any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into an arrangement, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with such Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, as reasonably determined by such Issuing Bank;

(b) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, or otherwise will benefit, a Subsidiary of any Borrower, such Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit (and each Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of its Subsidiaries inures to the benefit of such Borrower and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries);

(c) No Letter of Credit shall be issued that by its terms expires later than the L/C Maturity Date or, in any event, more than one year after its date of issuance; provided, however, that a Letter of Credit may, if requested by a Borrower, provide by its terms, and on terms acceptable to the applicable Issuing Bank, for renewal for successive periods of one year or less (but not beyond the L/C Maturity Date), unless and until the applicable Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit;

(d) No Issuing Bank shall be under any obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the Closing Date and that such Issuing Bank in good faith deems material to it, or (ii) such Issuing Bank shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Section 4.1 (if applicable) or 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of Section 3.1(a); and

(e) Notwithstanding any provision in this Agreement to the contrary, (i) no Borrower shall request that any Existing Letter of Credit (other than letter of credit number F854999, issued by SunTrust for the account of Crawford in favor of Societe Generale) be amended (other than to reduce the Stated Amount thereunder), renewed, or extended, and each Borrower hereby requests that SunTrust, as Issuing Bank with respect to such Existing Letters of Credit, provide timely notice of non-renewal to the beneficiary of each such Existing Letter of Credit that has an automatic renewal provision (to the extent any such Existing Letter of Credit remains outstanding at the deadline for delivering a notice of non-renewal), and (ii) all Letters of Credit issued under this Agreement (excluding the Existing Letters of Credit, but including any Letters of Credit issued in replacement of or in substitution for the Existing Letters of Credit) shall be issued by Wells Fargo, HSBC Bank USA, National Association, or such other Lender as approved by the Administrative Agent and Crawford (in accordance with the definition of Issuing Bank hereunder), in its capacity as Issuing Bank.

3.2 Notices. Whenever any Borrower desires the issuance of a Letter of Credit, Crawford shall give any Issuing Bank written notice on behalf of such Borrower (and each Borrower hereby irrevocably and unconditionally authorizes Crawford to give any such notice from time to time in any form or substance as permitted under this Section 3.2) with a copy to the Administrative Agent not later than 11:00 a.m., Charlotte time, three Business Days (or such shorter period as is acceptable to such Issuing Bank in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount, Currency and expiry date of the Letter of Credit and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The applicable Borrower shall also complete any application procedures and documents reasonably required by the applicable Issuing Bank in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent of such issuance, and the Administrative Agent shall give prompt notice thereof to each Lender. The renewal or extension of any outstanding Letter of Credit shall, for purposes of this Article III, be treated in all respects as the issuance of a new Letter of Credit.

3.3 Participations. Immediately upon the issuance of any Letter of Credit, the applicable Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under such Issuing Bank), an undivided interest and participation, pro rata (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the applicable Borrower under this Agreement with respect thereto and any Collateral or other security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in Section 2.9(b)(ii) shall be payable directly to such Issuing Bank as provided therein, and the other Lenders shall have no right to receive any portion thereof. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on the Lender L/C Obligation Payment Date, such Lender’s pro rata share (determined as provided above) of each Reimbursement Obligation (plus interest thereon) not reimbursed by the applicable Borrower on the applicable Reimbursement Obligation Repayment Date as provided in Section 3.4 or through the Borrowing of Revolving Loans as provided in Section 3.5 (because the conditions set forth in Section 4.2 cannot be satisfied, or for any other reason), or of any reimbursement payment required to be refunded to such Borrower for any reason. Upon any change in the Commitments of any of the Lenders pursuant to Section 2.21 or 11.6(a), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section 3.3 to reflect the new pro rata shares of any Additional Lenders or Increasing Lenders or the assigning Lender and the assignee, as the case may be. Each Lender’s obligation to make payment to an Issuing Bank pursuant to this Section 3.3 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the termination of the Commitments or the existence of any Default or Event of Default, and each such payment shall be made without any offset, abatement, reduction or withholding whatsoever.

3.4 Reimbursement. Each Borrower hereby agrees to reimburse the applicable Issuing Bank by making payment to the Administrative Agent, for the account of such Issuing Bank, in immediately available funds, for any payment made by such Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) on the Reimbursement Obligation Repayment Date (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on the date of such payment by such Issuing Bank, as set forth more completely in Section 3.5), together with interest on the amount so paid by such Issuing Bank, to the extent not reimbursed prior to 2:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate (or, if such Reimbursement Obligation is denominated in a Foreign Currency, the Adjusted LIBOR Rate applicable to such Currency for an Interest Period of one month) as in effect from time to time during such period, such interest also to be payable on demand. Each Issuing Bank shall provide the Administrative Agent and the applicable Borrower with prompt notice of any payment or disbursement made or to be made under any Letter of Credit issued by such Issuing Bank, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect such Borrower’s obligations under this Section 3.4 or any other provision of this Agreement. The Administrative Agent shall promptly pay to the applicable Issuing Bank any such amounts received by it under this Section 3.4.

3.5 Payment by Revolving Loans. In the event that any Issuing Bank makes any payment under any Letter of Credit and the applicable Borrower shall not have timely satisfied in full its Reimbursement Obligation to such Issuing Bank pursuant to Section 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 3.8 shall be insufficient to satisfy in full such Reimbursement Obligation (plus any accrued interest thereon), such Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of such failure. Each Lender shall make available to the Administrative Agent, for the account of the applicable Issuing Bank, its pro rata share (based on the percentage of the aggregate Commitments represented by such Lender’s Commitment) of such Reimbursement Obligation (plus interest thereon to the Lender L/C Obligation Payment Date) on or before the Lender L/C Obligation Payment Date. If and to the extent any Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, forthwith on demand such amount, together with interest thereon at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each day from the Lender L/C Obligation Payment Date until the date such amount is paid to the Administrative Agent. The failure of any Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s pro rata share of any such payment. Each such payment by a Lender under this Section 3.5 of its pro rata share of an amount paid by an Issuing Bank shall constitute a Revolving Loan by such Lender (the applicable Borrower being deemed to have given a timely

Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that, for purposes of determining the aggregate Unutilized Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time. Each Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the failure of the amount of such Borrowing of Revolving Loans to meet any minimum Borrowing amount specified in Section 2.2(b); provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 is subject to the conditions set forth in Section 4.2 (other than delivery by any Borrower of a Notice of Borrowing).

3.6 Payment to Lenders. Whenever any Issuing Bank receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of such Issuing Bank, any payments from the Lenders pursuant to Section 3.3 or 3.5, such Issuing Bank shall promptly pay to the Administrative Agent, and the Administrative Agent shall promptly pay to each Lender that has paid its pro rata share thereof, in immediately available funds in the appropriate Currency, an amount equal to such Lender’s ratable share (based on the proportionate amount funded by such Lender to the aggregate amount funded by all Lenders) of such Reimbursement Obligation.

3.7 Obligations Absolute. The Reimbursement Obligations of each Borrower shall be irrevocable, shall remain in effect until the applicable Issuing Bank shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(a) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the applicable Borrower has notice or knowledge thereof;

(c) The existence of any claim, setoff, defense or other right that the applicable Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Security Trustee, any Issuing Bank, any Lender, any other Borrower or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the applicable Borrower and the beneficiary named in any such Letter of Credit);

(d) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to substantially comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, or any errors in translation or in interpretation of technical terms;

(e) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to substantially comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(f) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

(g) The occurrence of any Default or Event of Default; or

(h) Any other circumstance or event whatsoever, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or Subsidiary Guarantor.

Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon each Borrower and Lender and shall not create or result in any liability of such Issuing Bank to any Borrower or Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from an Issuing Bank’s gross negligence or willful misconduct, (i) such Issuing Bank’s acceptance of documents that appear on their face to substantially comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to substantially comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.

3.8 Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction or with the consent of the Required Lenders shall, require (A) Crawford to deliver to the Administrative Agent such additional amount of cash, in the appropriate Currency or Currencies, as is equal to 105% of the aggregate Stated Amount of all Letters of Credit outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (B) the Foreign Subsidiary Borrowers to deliver to the Administrative Agent such additional amount of cash, in the appropriate Currency or Currencies, as is equal to 105% of the aggregate Stated Amount of all Letters of Credit outstanding that were issued for the account of a Foreign Subsidiary (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.6(b) or 2.6(c), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in one or more cash collateral accounts (the “Cash Collateral Accounts”). Each Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a Lien upon and security interest in the Cash Collateral Accounts and all amounts held therein from time to time as security for such Borrower’s L/C Obligations, and for application to such Borrower’s Reimbursement Obligations as and when the same shall arise; provided that any Cash Collateral provided pursuant to this Section 3.8 by the Foreign Subsidiary Borrowers shall (x) be maintained in a separate and distinct Cash Collateral Account from the Cash Collateral Account in which Cash Collateral provided by Crawford is maintained and (y) secure only L/C Obligations related to Letters of Credit issued for the account of a Foreign Subsidiary. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Accounts. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of Crawford (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Accounts shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such accounts. In the event of a drawing, and subsequent payment by any Issuing Bank, under any Letter of Credit at any time during which any amounts are held in any Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount from the appropriate Cash Collateral Account equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor; provided that if the amounts so delivered by the Administrative Agent are denominated in a Currency different than that in which the corresponding Reimbursement Obligation is denominated, the Administrative Agent shall determine the amount to deliver by reference to the Spot Rate with respect to such Currencies at such time, and such determination shall be correct absent manifest error. Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of each Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrowers, to be applied against the Obligations in such order and manner as the Administrative Agent may direct; provided that no Cash Collateral (or applicable interest) provided by a Foreign Subsidiary Borrower may be applied to any U.S. Obligation. If any Borrower is required to provide Cash Collateral pursuant to Section 2.6(b), such amount (including interest), to the extent not applied as aforesaid, shall be returned to such Borrower on demand; provided that after giving effect to such return (i) the Aggregate Credit Exposure would not exceed the aggregate Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If any Borrower is required to provide Cash

Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

3.9 The Issuing Banks. Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the rights, benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by it in connection with Letters of Credit issued by it or proposed to be issued by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the Issuing Banks with respect to such acts or omissions and (ii) as additionally provided herein with respect to the Issuing Banks.

3.10 Effectiveness. Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrowers under this Article III shall remain in full force and effect until the Issuing Banks and Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

ARTICLE IV

CONDITIONS OF BORROWING

4.1 Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with any initial Borrowing hereunder, and the obligation of any Issuing Bank to issue any Letters of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:

(i) executed counterparts of this Agreement;

(ii) to the extent requested by any Lender in accordance with Section 2.4(d), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section 2.4(d) and executed by each Borrower;

(iii) the Guaranty, duly completed and executed by each Material U.S. Subsidiary;

(iv) the Security Agreement, duly completed and executed by Crawford and each Material U.S. Subsidiary, together with any certificates evidencing the Capital Stock being pledged thereunder as of the Closing Date (limited to 65% of the voting Capital Stock of any first-tier Foreign Subsidiary (other than a Foreign Subsidiary Borrower) to the extent and for so long as, the pledge of any greater percentage would have material adverse federal tax consequences for Crawford, but including 100% of the non-voting Capital Stock of any such Foreign Subsidiary) and undated assignments separate from certificate for any such certificate, duly executed in blank; provided that Capital Stock held as collateral under the Existing Senior Credit Facilities shall not be required to be delivered until ten Business Days after the Closing Date or such longer period agreed to by the Administrative Agent;

(v) each Foreign Pledge Document, duly completed and executed by each Consolidated Entity party thereto;

(vi) a control agreement for each deposit account of each U.S. Credit Party (other than (A) deposit accounts that are swept (1) at least twice per week, with respect to deposit accounts maintained in the United States, or (2) on a weekly basis, with respect to deposit accounts maintained in any other country, or, in each case, on a less frequent basis reasonably acceptable to the Administrative Agent, into other deposit accounts as to which the Administrative has a perfected security interest pursuant to Section 9-314 of the UCC, (B) payroll accounts, benefit accounts, trust and similar customer accounts, escrow accounts and tax payment accounts and (C) other deposit accounts, securities accounts or commodities accounts (provided that the aggregate balance in all accounts described by this clause (C) does not exceed $2,000,000)), duly executed by the parties thereto and in form and substance reasonably satisfactory to the Administrative Agent; provided that, to the extent Crawford is unable to deliver any such control agreement prior to the date on which all other conditions precedent set forth in this Article IV are satisfied, then the delivery of such control agreement shall not be a condition precedent to closing and Crawford shall have 60 days (or such longer period agreed to by the Administrative Agent) following the Closing Date to deliver such control agreement;

(vii) a landlord waiver for the Realty at which Crawford’s corporate headquarters is located; provided that, to the extent Crawford is unable to deliver such landlord waiver prior to the date on which all other conditions precedent set forth in this Article IV are satisfied, then the delivery of such landlord waiver shall not be a condition precedent to closing and Crawford shall use commercially reasonable efforts to obtain and deliver such landlord waiver within 60 days (or such longer period agreed to by the Administrative Agent) following the Closing Date;

(viii) Assignments and Grants of Security Interests for the Intellectual Property registered in the United States Patent and Trademark Office or the United States Copyright Office referred to in Annexes D, E and F of the Security Agreement, in substantially the form of Exhibits B and C (as applicable) to the Security Agreement, in each case duly completed and executed by each applicable U.S. Credit Party;

(ix) the favorable opinions of (A) Jones Day, special counsel to the Consolidated Entities, and (B) local foreign counsel to the applicable Credit Parties (or to the Administrative Agent) in the jurisdiction of organization of each Foreign Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received a certificate, signed by the president, chief executive officer or chief financial officer of Crawford, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that

(i) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the Closing Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby to occur on the Closing Date and the making of any initial Loans and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation the transactions contemplated hereby to occur on the Closing Date and the making of any initial Loans and the application of the proceeds thereof; (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby to occur on the Closing Date and the making of any initial Loans and the application of the proceeds thereof, no Material Adverse Effect has occurred since December 31, 2010, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect; and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 4.1 and in Section 4.2 have been satisfied or waived as required hereunder.

(c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary or officer or director with similar responsibilities of each Credit Party executing any Credit Documents as of the Closing Date, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization (if applicable), and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement, constitutional documents or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer or director of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d) The Administrative Agent shall have received a certificate as of a recent date of the good standing of each Credit Party (other than any Credit Party organized in the United Kingdom or Australia) executing any Credit Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e) All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents shall have been obtained, without the imposition of conditions that are not acceptable to the Administrative Agent in its reasonable discretion, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken or threatened by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or to impose materially adverse conditions upon, this Agreement or any of the other Credit Documents or that could reasonably be expected to have a Material Adverse Effect.

(f) Concurrently with the making of any initial Loans hereunder, (i) all principal, interest and other amounts outstanding under Crawford’s existing senior credit agreement (collectively, the “Existing Senior Credit Facilities”) and all other Indebtedness of any Consolidated Entity (other than (A) Indebtedness listed on Schedule 8.2 and (B) Indebtedness described on Schedule 4.1(f)) (collectively, the “Terminating Indebtedness”), shall be repaid and satisfied in full and all guarantees by the Consolidated Entities relating thereto extinguished; (ii) all commitments to extend credit under the agreements and instruments relating to the Existing Senior Credit Facilities or any other Terminating Indebtedness shall be terminated; (iii) any Liens securing the Existing Senior Credit Facilities or any other Terminating Indebtedness shall be released and any related filings (including UCC filings, mortgages, and intellectual property filings) terminated of record (or arrangements satisfactory to the Administrative Agent made therefor); and (iv) any letters of credit outstanding under the Existing Senior Credit Facilities or any other Terminating Indebtedness for which any Consolidated Entity is obligated shall have been terminated, canceled or replaced (or, in the case of any Existing Letters of Credit, deemed issued hereunder as of the Closing Date); and the Administrative Agent shall have received evidence of the foregoing satisfactory to it, including an escrow agreement or payoff letter executed by the lenders or the agent under the Existing Senior Credit Facilities.

(g) The Administrative Agent shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or UCC financing statement that names any Borrower or any of their respective U.S. Subsidiaries as debtor in any of the jurisdictions listed beneath its name on Annex B to the Security Agreement, as well as lien search results with respect to the Foreign Credit Parties in their jurisdiction of organization, and the results thereof shall be reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions (including the filing of duly completed UCC-1 financing statements in each jurisdiction listed on Annex A to the Security Agreement) necessary to perfect the Liens created hereunder or under the Security Documents shall have been completed, or arrangements satisfactory to the Administrative Agent for the completion thereof shall have been made.

(i) Since December 31, 2010, both immediately before and after giving effect to the consummation of the transactions contemplated hereby to occur on the Closing Date and the making of any initial Loans and the application of the proceeds thereof, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(j) Crawford shall have paid (i) to the Arrangers and Wells Fargo, the fees required under the Fee Letters to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof; (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letters; and (iii) all other fees and reasonable expenses of the Arrangers and the Administrative Agent required hereunder or under any other Credit Document required to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby.

(k) The Administrative Agent shall have received copies of the financial statements referred to in Section 5.11(a), together with copies of unaudited monthly consolidated financial statements of the Consolidated Entities through the last day of the month most recently ended prior to the Closing Date for which financial statements of the Consolidated Entities are available.

(l) The Administrative Agent shall have received an executed Financial Condition Certificate, attaching copies of the Projections and an unaudited consolidated balance sheet of the Consolidated Entities as of the last day of the month most recently ended prior to the Closing Date for which financial statements of the Consolidated Entities are available and for that portion of the current fiscal year then ended, showing adjustments on a pro forma basis to give effect to the consummation of the transactions contemplated hereby, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”), all of which shall be in form and substance satisfactory to the Administrative Agent.

(m) The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, from a Financial Officer of each Foreign Credit Party.

(n) The Administrative Agent shall be satisfied that, on a pro forma basis after giving effect to the transactions contemplated hereby, all as if such events had occurred on the date of the Pro Forma Balance Sheet, Crawford is in compliance with the financial covenants set forth in Article VII as of the Closing Date, and the Administrative Agent shall have received a certificate of a Financial Officer of Crawford as to the foregoing, together with a completed Covenant Compliance Worksheet and other supporting documentation, all in form and substance satisfactory to the Administrative Agent.

(o) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.6 have been satisfied, including receipt of certificates of insurance evidencing the insurance coverages described on Schedule 5.19 and naming the Administrative Agent as loss payee or additional insured, as its interests may appear.

(p) The Administrative Agent shall have received an Account Designation Letter for each Borrower, together with written instructions from an Authorized Officer of Crawford, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

(q) The Administrative Agent shall have received from each Borrower all documentation and other information requested by the Administrative Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

4.2 Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Loans (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(e)), and the obligation of any Issuing Bank to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(d), or (together with the applicable Issuing Bank) a Letter of Credit Notice in accordance with Section 3.2, as applicable;

(b) Each of the representations and warranties contained in Article V and in the other Credit Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case on and as of such Borrowing Date (including the Closing Date, in the case of any initial Loans made hereunder) or date of issuance of a Letter of Credit with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the applicable Borrower that the statements contained in Sections 4.2(b) and 4.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Security Trustees, the Issuing Banks and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Banks to issue Letters of Credit, each Borrower represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders as follows:

5.1 Corporate Organization and Power. Each Consolidated Entity (i) that is not an Immaterial Subsidiary is duly organized or formed, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or formation, as the case may be (which jurisdictions, as of the Closing Date, are set forth on Schedule 5.1), (ii) has the full power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business and is in good standing (to the extent such concept is recognized) in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; Enforceability. Each Consolidated Entity has taken, or on the Closing Date will have taken, all necessary action, as applicable, to execute, deliver and perform each of the Credit Documents to which it is a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Consolidated Entity that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.3 No Violation. The execution, delivery and performance by each Consolidated Entity of each of the Credit Documents to which it is a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws, constitutional documents or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4 Governmental and Third-Party Authorization; Permits. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Credit Party of this Agreement or any of the other Credit Documents to which it is a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of UCC financing statements and other instruments, registration and actions necessary to perfect the Liens created by the Security Documents, (ii) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.4, (iii) in the case of Capital Stock constituting Collateral, such filings and approvals as may be required in connection with a disposition of any such Capital Stock by laws affecting the offering and sale of securities generally, (iv) in the case of the exercise of any rights and remedies under the Security Documents in relation to the Capital Stock issued by the UK Borrower or any direct or indirect parent company of the UK Borrower, any obligation to seek or obtain the prior approval of and/or notify the UK Financial Services Authority (or any successor or replacement authority) pursuant to Part XII of the UK Financial Services and Markets Act 2000 (headed “Control over Authorised Persons”) and (v) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Consolidated Entity has all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.5 Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of any Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting any of the Consolidated Entities or any of their respective properties that could reasonably be expected to have a Material Adverse Effect or (ii) on the Closing Date, with respect to this Agreement, any of the other Credit Documents or any of the transactions contemplated hereby or thereby.

5.6 Taxes. Each Consolidated Entity has timely filed all federal, national, state, provincial, local and foreign income tax returns and all other material federal, national, state, provincial, local and foreign tax returns and reports required to be filed by it except, in the case of tax returns or reports that may be required to be filed in jurisdictions other than the United States or political subdivisions thereof, those foreign tax returns or reports that, in the aggregate, would not reflect an amount of taxes owing that would be material. Such returns accurately reflect in all material respects all liability for taxes of the Consolidated Entities for the periods covered thereby. Each Consolidated Entity has paid all taxes and other amounts shown to be due and payable on such returns or reports or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which such Consolidated Entity has set aside on its books adequate reserves. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of such Borrower, other investigation by any Governmental Authority of the tax liability of any Consolidated Entity, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Consolidated Entity for any period for which tax returns have been or were required to have been filed, other than (i) claims that are currently being contested in good faith by appropriate proceedings and for which such Consolidated Entity has set aside on its books adequate reserves or (ii) audits, investigations and claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Consolidated Entity has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

5.7 Subsidiaries. Schedule 5.7 sets forth, as of the Closing Date and after giving effect to the transactions contemplated hereby, (i) all of the Subsidiaries of Crawford (including each Foreign Subsidiary Borrower), (ii) as to each U.S. Subsidiary and Foreign

Subsidiary Borrower, (x) the number of shares, units or other interests of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights and (y) the direct holders of all such Capital Stock and the number of shares, units, interests, options, warrants or other purchase rights held by each, and (iii) as to each Consolidated Entity not described in clause (ii), each Consolidated Entity that is a direct holder of the Capital Stock thereof and the amount of such Capital Stock so held (as a percentage of all Capital Stock outstanding). All outstanding shares of Capital Stock of the Consolidated Entities are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.7, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any U.S. Subsidiary or Foreign Subsidiary Borrower outstanding or reserved for any purpose.

5.8 Full Disclosure. All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, any Security Trustee, any Arranger, any Issuing Bank or any Lender by or on behalf of any Consolidated Entity for purposes of or in connection with this Agreement or the other Credit Documents is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading; provided that, with respect to projections, budgets and other estimates, except as specifically represented in Section 5.11(c), each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, there is no fact known to any Consolidated Entity that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of Crawford and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Borrower to the Administrative Agent and/or the Lenders.

5.9 Margin Regulations. No Consolidated Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

5.10 No Material Adverse Effect; No Default.

(a) There has been no Material Adverse Effect since December 31, 2010, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

5.11 Financial Matters.

(a) Crawford has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of Crawford and its Subsidiaries as of December 31, 2010, 2009 and 2008, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of Ernst & Young LLP thereon, and (ii) the unaudited consolidated balance sheet of Crawford and its Subsidiaries as of September 30, 2011, and the related statements of income, cash flows and stockholders’ equity for the nine-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of Crawford and its Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations of Crawford and its Subsidiaries on a consolidated basis for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to Crawford and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(b) The Pro Forma Balance Sheet reflects adjustments made on a pro forma basis to give effect to the consummation of the transactions contemplated hereby to occur on the Closing Date, all as if such events had occurred on the date as of which the Pro Forma Balance Sheet is prepared. The Pro Forma Balance Sheet has been prepared based on stated assumptions made in good faith and having a reasonable basis set forth therein, presents fairly in all material respects the consolidated financial condition of Crawford and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the transactions described above.

(c) Crawford has prepared, and has heretofore furnished to the Administrative Agent a copy of, projected consolidated balance sheets and statements of income and cash flows of the Consolidated Entities (consisting of balance sheets and statements of income and cash flows prepared by Crawford) through the end of fiscal year 2014, giving effect to the consummation of the transactions contemplated hereby (the “Projections”). In the good faith opinion of management of each Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of Crawford, are complete and represent a reasonable estimate of the future performance and financial condition of Crawford and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections (it being understood that such Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material).

(d) After giving effect to the consummation of the transactions contemplated hereby on the Closing Date, the Consolidated Entities, taken as a whole, are Solvent.

5.12 Ownership of Properties. Each Consolidated Entity that is not an Immaterial Subsidiary (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 5.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens.

5.13 ERISA; Non-U.S. Pension Plans.

(a) Each Consolidated Entity and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event that could reasonably be expected to have a Material Adverse Effect (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of any Borrower, is reasonably expected to occur with respect to any Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and no Consolidated Entity or any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b) No Consolidated Entity or any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan, and no Consolidated Entity or any of its ERISA Affiliates would become subject to any liability under ERISA if any such Consolidated Entity or ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

(c) Each Non-U.S. Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance would not reasonably be expected to result in a Material Adverse Effect. With respect to each Non-U.S. Pension Plan, neither Crawford nor any of its Related Parties has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, any Consolidated Entity, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a contribution notice issued by the UK Pensions Regulator under Section 38 or Section 47 of the United Kingdom Pensions Act 2004 (“UK Contribution Notice”) or a financial support direction issued by the UK Pensions Regulator under Section 43 of the United Kingdom Pensions Act 2004 (“UK Financial Support Direction”), or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there are no facts or circumstances which are reasonably likely to give rise to any such penalty, fine, claim, or other liability. With respect to each Non-U.S. Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Non-U.S. Pension Plan is maintained. There are no actions, suits or claims (other than routine claims for benefits) pending against or, to the knowledge of any Borrower, threatened against any Consolidated Entity with respect to any Non-U.S. Pension Plan that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all applicable laws.

(e) The Canada Pension Entities do not, and have not ever, sponsored, administered or participated in a retirement or pension arrangement that provides defined benefits to employees or former employees of any Canada Pension Entity.

5.14 Labor Relations. No Consolidated Entity that is not an Immaterial Subsidiary is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of any Borrower, threatened, against any Consolidated Entity, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of any Borrower, threatened, against any Consolidated Entity, and (iii) to the knowledge of each Borrower, no petition for certification or union election or union organizing activities taking place with respect to any Consolidated Entity. As of the Closing Date, there are no collective bargaining agreements covering the employees of the Consolidated Entities.

5.15 Environmental Matters. Except as set forth on Schedule 5.15 and except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) No Hazardous Substances are or have been generated, used, located, released, treated, transported, disposed of or stored, currently or in the past, (i) by any Consolidated Entity or (ii) to the knowledge of any Borrower, by any other Person (including any predecessor in interest) or otherwise, in either case in, on, about or to or from any portion of any real property, leased, owned or operated by any Consolidated Entity, except in compliance with all applicable Environmental Laws; no portion of any such real property or, to the knowledge of any Borrower, any other real property at any time leased, owned or operated by any Consolidated Entity is contaminated by any Hazardous Substance; and no portion of any real property leased, owned or operated by any Consolidated Entity is presently or, to the knowledge of any Borrower, has ever been, the subject of an environmental audit, assessment or remedial action.

(b) No portion of any real property leased, owned or operated by any Consolidated Entity has been used by any Consolidated Entity or, to the knowledge of any Borrower, by any other Person, as or for a mine, landfill, dump or other disposal facility, gasoline service station or bulk petroleum products storage facility; and no portion of such real property or any other real property currently or at any time in the past leased, owned or operated by any Consolidated Entity has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, national, state or local list) of sites subject to possible environmental problems.

(c) All activities and operations of the Consolidated Entities are in compliance with the requirements of all applicable Environmental Laws; each Consolidated Entity has obtained all licenses and permits under Environmental Laws necessary to its respective operations, all such licenses and permits are being maintained, and each Consolidated Entity is in compliance with all terms and conditions of such licenses and permits; and no Consolidated Entity is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims, and to the knowledge of any Borrower, there are no threatened Environmental Claims, nor any basis therefor.

5.16 Compliance with Laws. Each Consolidated Entity has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Consolidated Entity owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 5.17 lists, as of the Closing Date and after giving effect to the transactions contemplated hereby, all registered Intellectual Property owned by any U.S. Credit Party. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any such claim, and to the knowledge of each Borrower, the use of such Intellectual Property by any Consolidated Entity does not infringe on the known rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Investment Company Act. No Consolidated Entity is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940.

5.19 Insurance. Schedule 5.19 sets forth, as of the Closing Date and after giving effect to the transactions contemplated hereby, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, expiration dates and any special cancellation conditions) of all policies of property and casualty, liability (including, but not limited to, product liability), business interruption, workers’ compensation, and other forms of insurance owned or held by the Credit Parties or pursuant to which any of their respective assets are insured. The assets, properties and business of the Consolidated Entities are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.20 Material Contracts. No Consolidated Entity, as of the Closing Date and after giving effect to the transactions contemplated hereby, is party to, bound by or subject to a “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act).

5.21 Security Documents. The provisions of each of the Security Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, the Australian Security Trustee or the UK Security Trustee (as applicable), for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed UCC (or equivalent local) financing statements and continuations thereof in the jurisdictions specified therein or as otherwise required, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and (iv) the possession by the Administrative Agent or the applicable Security Trustee (as applicable) of any certificates evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the applicable Credit Party in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

5.22 No Burdensome Restrictions. No Consolidated Entity that is not an Immaterial Subsidiary is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any applicable Requirement of Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23 OFAC; Anti-Terrorism Laws.

(a) No Consolidated Entity or any Affiliate of any Consolidated Entity (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, the Foreign Corrupt Practices Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Consolidated Entities are in compliance in all material respects with the PATRIOT Act, Part II.1 of the Criminal Code (Canada) and the regulations promulgated under the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Export and Import Permits Act (Canada).

5.24 Legal Form.

(a) All authorizations, consents, approvals, resolutions, licenses, exemptions, filings or registrations required to make the Credit Documents to which any UK Relevant Entity is a party admissible in evidence in England and Wales will have been obtained or effected and will be in full force and effect on the Closing Date except that particulars of the security interests created by any UK Relevant Entity under the Security Documents to which it is a party must be presented to the Registrar of Companies pursuant to section 860 of the Companies Act 2006 within the period of 21 days beginning with the day after the date of the creation of the charges or, in respect of a charge created outside the United Kingdom in respect of property situated outside the United Kingdom, within the period of 21 days beginning with the day after the date on which the instrument (or a copy thereof) could in due course of post (and if despatched with due diligence) have been received in the United Kingdom, in each case, together with the relevant Security Documents or copy and fee. Upon the presentation of the particulars of the security interests created by any UK Relevant Entity under the Security Documents to which it is a party to the Registrar of Companies pursuant to section 860 of the United Kingdom Companies Act 2006 together with the relevant Security Documents or copy and fee, all requirements of English law that the Credit Documents to which any UK Relevant Entity is a party be filed, recorded or enrolled with any court or other authority in England and Wales will have been complied with and no stamp, registration, notarial or similar Indemnified Taxes or Other Taxes will be required to be paid on or in relation to such Credit Documents or the transactions contemplated by such Credit Documents except if such performance or enforcement involves the transfer of property, in which case such transfer may, depending upon the particular circumstances, give rise to a United Kingdom stamp duty or stamp duty land tax liability.

(b) All authorizations, consents, approvals, resolutions, licenses, exemptions, filings or registrations required to make the Credit Documents to which the Australian Borrower is party admissible in evidence in Australia have been obtained or effected and are in full force and effect. All requirements of Australian law that the Credit Documents to which the Australian Borrower is a party be filed, recorded or enrolled with any court or other authority in Australia have been complied with and no stamp, registration, notarial or similar Indemnified Taxes or Other Taxes are required to be paid on or in relation to such Credit Documents or the transactions contemplated by such Credit Documents(other than any New South Wales mortgage duty, which will be paid on or before the Closing Date).

5.25 Not a Trustee. No Credit Party enters, or has entered, into any Credit Document, Hedge Agreement or Cash Management Agreement or holds any property as trustee of a trust or settlement other than with respect to funds held in trust by any Consolidated Entity on behalf of its customers.

5.26 Corporate Benefit. Each Credit Party benefits by entering into each Credit Document, Hedge Agreement and Cash Management Agreement to which it is a party.

5.27 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Credit Party incorporated in a jurisdiction that is a member of the European Union is situated in its jurisdiction of incorporation and it has no establishment (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:

6.1 Financial Statements. Crawford will deliver to the Administrative Agent:

(a) Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter for which such financial statements were not delivered as of the Closing Date, unaudited consolidated balance sheets of the Consolidated Entities as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and stockholders’ equity for the Consolidated Entities for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

(b) Within 90 days after the end of each fiscal year, beginning with the fiscal year ending on December 31, 2011, an audited consolidated balance sheet of the Consolidated Entities as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and stockholders’ equity for the Consolidated Entities for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by Crawford or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Consolidated Entities as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year; and

(c) Concurrently with each delivery of the financial statements described in Sections 6.1(a) and 6.1(b), a report in form and method of analysis similar to the Management’s Discussion and Analysis found in an annual report, Form 10-K or Form 10-Q of a publicly registered company, or in such other form as may be acceptable to the Administrative Agent, regarding such topics as each Borrower’s financial condition and results of operations, each Borrower’s business and corresponding industry and each Borrower’s management.

Any financial statement or report required to be furnished pursuant to this Section 6.1 or Section 6.2(d) shall be deemed to have been furnished on the date on which and, provided such date is within the period specified, such requirement will be satisfied if, (i) Crawford files a form, report or other document with the Securities and Exchange Commission that contains such financial statement or report required hereunder and (ii) Crawford provides written notice to the Administrative Agent of the availability of such statement or report.

6.2 Other Business and Financial Information. Crawford will deliver to the Administrative Agent:

(a) Concurrently with each delivery of the financial statements described in Sections 6.1(a) and 6.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of Crawford, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VII as of the last day of the period covered by such financial statements;

(b) As soon as available and in any event within 60 days after the commencement of each fiscal year, a consolidated operating budget for Crawford and its Subsidiaries for such fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Financial Officer of Crawford to the effect that such budget has been prepared in good faith and is a reasonable estimate of the financial position and results of operations of the Consolidated Entities for the period covered thereby;

(c) Promptly upon receipt thereof, copies of any “management letter” submitted to any Consolidated Entity by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Consolidated Entity in respect thereof, in each case to the extent the Borrowers are not prohibited by such certified public accountants from delivering the foregoing;

(d) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Consolidated Entity shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Consolidated Entity shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by any Consolidated Entity to the public concerning material and adverse developments in the business of the Consolidated Entities;

(e) Promptly upon (and in any event within five Business Days after) any Responsible Officer of any Consolidated Entity obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of Crawford specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Crawford has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Consolidated Entity, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this Section 6.2(e)(ii);

(iii) the receipt by any Consolidated Entity from any Governmental Authority of (A) any notice asserting any failure by any Consolidated Entity to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Consolidated Entity or sets forth circumstances that could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Consolidated Entity, where such action could reasonably be expected to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of Crawford specifying the details of such ERISA Event and the action that the applicable Consolidated Entity has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Consolidated Entity or an ERISA Affiliate with respect to such ERISA Event;

(v) the occurrence of any of (x) a Canadian Pension Plan Termination Event or (y) the failure to make a required contribution to or payment under any Canadian Pension Plan when due;

(vi) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting any Consolidated Entity or any real property leased, operated or owned by any Consolidated Entity, or any Consolidated Entity’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Consolidated Entity of notice of any alleged violation of or noncompliance with any Environmental Laws or release of any Hazardous Substance; or (z) the taking of any investigation, remediation or other responsive action by any Consolidated Entity or any other Person in response to the actual or alleged violation of any Environmental Law by any Consolidated Entity or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by any Consolidated Entity; but in each case under clauses (x), (y) and (z) above, only to the extent the same could reasonably be expected to have a Material Adverse Effect;

(vii) the occurrence of any of the following: (x) any investigation or proposed investigation by the UK Pensions Regulator that could lead to the issue of a UK Financial Support Direction or a UK Contribution Notice in relation to any Non-U.S. Pension Plan; (y) any amount becoming due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995; or (z) any amount becoming payable under Section 75 or 75A of the United Kingdom Pensions Act 1995; and

(viii) any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of Crawford setting forth the nature and period of existence thereof and the action that the affected Consolidated Entities have taken and propose to take with respect thereto; and

(f) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Consolidated Entity as the Administrative Agent or any Lender may from time to time reasonably request.

6.3 Existence; Franchises; Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect the legal existence of the Credit Parties, except as expressly permitted otherwise by Section 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, and (iii) keep all properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the applicable Borrower, are no longer useful or desirable in the conduct of the business of the Consolidated Entities, or, in each case under clause (ii) or (iii), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law (including the requirements of ERISA) applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

6.5 Payment of Taxes. Each Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, pay and discharge all income taxes and other material taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Consolidated Entity; provided, however, that no Consolidated Entity shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Consolidated Entity is maintaining adequate reserves with respect thereto in accordance with GAAP.

6.6 Insurance. Each Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (i) maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated (including hazard and business interruption insurance), and (ii) deliver certificates of such insurance with respect to U.S. Credit Parties to the Administrative Agent with standard loss payable endorsements naming the Administrative Agent as loss payee (on property policies) and additional insured (on global umbrella general liability policies) as its interests may appear. Each policy of insurance described in clause (ii) of the foregoing sentence shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to the Administrative Agent before any cancellation of the policies for any reason whatsoever and shall provide that any loss shall be payable in accordance with the terms thereof notwithstanding any act of any Consolidated Entity that might result in the forfeiture of such insurance.

6.7 Environmental Laws. Each Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Books and Records; Inspection. Each Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with and to the extent required by GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the applicable Borrower, the independent public accountants of Crawford or such Borrower and their respective Subsidiaries (and by this provision each Borrower authorizes such accountants to discuss the finances and affairs of Crawford and such Borrower and their respective

Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided, however, that so long as no Default or Event of Default exists, the Administrative Agent and the Lenders shall make no more than one such inspection during any fiscal year of Crawford.

6.9 Material U.S. Subsidiaries. Crawford will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that each Material U.S. Subsidiary is a Subsidiary Guarantor hereunder; provided that no Material U.S. Subsidiary that is a Disregarded Foreign Subsidiary shall be required to become a Subsidiary Guarantor or become party to any other Credit Document unless each parent company of such Disregarded Foreign Subsidiary that is also a Foreign Subsidiary is required to become a Subsidiary Guarantor hereunder. Without limiting the generality of the foregoing, in the event that Crawford or one of its Subsidiaries from time to time creates or acquires new Material U.S. Subsidiaries, or the financial statements delivered by Crawford pursuant to Section 6.1 demonstrate that a Subsidiary has become a Material U.S. Subsidiary, Crawford will take such action, and will cause each of its Subsidiaries to take such action, to ensure that within thirty days thereafter:

(a)(i) Each such new Material U.S. Subsidiary will execute and deliver to the Administrative Agent (A) a joinder to the Guaranty, pursuant to which such new Material U.S. Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of Crawford under this Agreement and the other Credit Documents, and (B) a joinder to the Security Agreement, pursuant to which such new Material U.S. Subsidiary shall become a party thereto and shall grant to the Administrative Agent a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Guaranty, subject only to Permitted Liens, and (ii) Crawford will, or will cause its Subsidiary that directly owns the Capital Stock of such new Material U.S. Subsidiary to, execute and deliver to the Administrative Agent an amendment or supplement to the Security Agreement pursuant to which all of the Capital Stock of such new Material U.S. Subsidiary shall be pledged to the Administrative Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank (to the extent delivery thereof does not require any action in any non-U.S. jurisdiction or require the replacement and reissuance of such certificates with one or more certificates);

(b) Crawford will deliver to the Administrative Agent:

(i) a written legal opinion of counsel to such Material U.S. Subsidiary addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall cover such matters relating to such Material U.S. Subsidiary and the creation or acquisition thereof incident to the transactions contemplated by this Agreement and this Section 6.9 and the other Credit Documents as set forth in the legal opinion of counsel delivered to the Administrative Agent and the Lenders on the Closing Date; and

(ii) a certificate of the secretary or an assistant secretary of such Material U.S. Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Material U.S. Subsidiary, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization (if available), and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, constitutional documents, operating agreement or similar governing document of such Material U.S. Subsidiary, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Material U.S. Subsidiary, authorizing the execution, delivery and performance of the documents executed pursuant to Section 6.9(a), and (iv) as to the incumbency and genuineness of the signature of each officer or director of such Material U.S. Subsidiary executing any of the documents executed pursuant to Section 6.9(a), and attaching all such copies of the documents described above.

(c) As promptly as reasonably possible, Crawford will, and will cause its Subsidiaries to, deliver any such other documents, certificates and opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Collateral being pledged pursuant to the documents described above.

(d) With respect to the U.S. Subsidiaries and Disregarded Foreign Subsidiaries that are not Credit Parties, if any (each a “Specified Person”), if, as of the end of any fiscal quarter for which financial statements have been delivered pursuant to Section 6.1, it is determined that (i)(A) the consolidated revenue or Consolidated EBITDA of such Specified Persons for the Reference Period ending on such date exceeds 10% of the consolidated revenues or Consolidated EBITDA, as applicable, of Crawford, the U.S. Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary), or (B) the total assets of such Specified Persons as of such date exceeds 10% of the total assets of Crawford, the U.S. Subsidiaries and the Disregarded Foreign Subsidiaries (without regard to any other Foreign Subsidiary), or (ii) to the extent not duplicative of the foregoing, any Subsidiary of Crawford owns, directly or indirectly, 50% or more of the Capital Stock of such Specified Persons, then, in either case, the Borrowers shall, and shall cause their Subsidiaries to, cause such number of such Specified Persons and the applicable Persons described in clause (ii) to become Credit Parties in accordance with this Section 6.9 as is necessary to cause the matters described in clause (i) to cease to be true after giving pro forma effect to any such Specified Person’s becoming a Credit Party.

6.10 Public/Private Information. Each Borrower will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of such Borrower to the Administrative Agent and Lenders pursuant to this Article VI (collectively, the “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Consolidated Entities for purposes of federal, state and provincial securities laws, as “Public Information” and (ii) that are not Public Information, as “Private Information”.

6.11 OFAC, PATRIOT Act Compliance. Each Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC or any other Governmental Authority, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

6.12 Financial Assistance. Each Foreign Credit Party and its Subsidiaries shall comply in all material respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 678-679 of the United Kingdom Companies Act 2006, as amended, including in relation to the execution of the Security Documents and payments of amounts due under this Agreement.

6.13 Post-Closing Matters.

(a) Each Borrower will comply with the delivery requirements set forth in Sections 4.1(a)(iv), 4.1(a)(vi) and 4.1(a)(vii) within the applicable time periods set forth therein.

(b) On or before December 16, 2011 (or such later date as determined by the Administrative Agent), Crawford shall deliver to the Administrative Agent (i)(A) a charge over shares in the UK Borrower, in substantially the form as agreed to by Crawford and the Administrative Agent prior to the Closing Date (with such other changes as may be mutually agreed), duly completed and executed by the UK Pledgor, (B) all certificates evidencing the Capital Stock being pledged thereunder and (C) undated stock transfer forms for such certificates, duly executed in blank, and (ii) the favorable opinions of Jones Day (UK), special counsel to the UK Pledgor, with respect to the documents described in clause (i) covering substantially similar matters as the opinions delivered by Jones Day (UK) on the Closing Date.

6.14 Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent, any Security Trustee or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent, the Security Trustees and the Lenders under this Agreement and the other Credit Documents.

ARTICLE VII

FINANCIAL COVENANTS

Each Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:

7.1 Leverage Ratio. Crawford will not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than (i) for any fiscal quarter ending on or before December 31, 2012, 3.25:1.0, or (ii) for any fiscal quarter ending thereafter, 3.00:1.0.

7.2 Fixed Charge Coverage Ratio. Crawford will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.5:1.0.

ARTICLE VIII

NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:

8.1 Merger; Consolidation. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger, amalgamation or other combination, or agree to do any of the foregoing; provided, however, that:

(i) any Subsidiary of Crawford (other than a Foreign Subsidiary Borrower) may merge, amalgamate or consolidate with, or be liquidated into (A) Crawford (so long as Crawford is the surviving or continuing entity) or (B) any other Subsidiary (so long as, if either constituent entity is (1) a U.S. Subsidiary Guarantor, then the surviving or continuing entity is a U.S. Subsidiary Guarantor, (2) a Foreign Subsidiary Guarantor, then the surviving or continuing entity is a Subsidiary Guarantor) or (3) a Foreign Subsidiary Borrower, then the surviving or continuing entity is such Foreign Subsidiary Borrower), in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) any Foreign Subsidiary Borrower may merge, amalgamate or consolidate with, or be liquidated into (A) Crawford (so long as Crawford is the surviving or continuing entity), or (B) any Consolidated Entity other than Crawford (so long as such Foreign Subsidiary Borrower is the surviving or continuing entity), in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii) any Subsidiary of Crawford (other than a Foreign Subsidiary Borrower) may merge, amalgamate or consolidate with another Person (other than another Consolidated Entity), so long as (A) if such Subsidiary is (1) a U.S. Subsidiary Guarantor, the surviving or continuing entity is a U.S. Subsidiary Guarantor or (2) a Foreign Subsidiary Guarantor, then the surviving or continuing entity is a Subsidiary Guarantor, (B) such merger, amalgamation or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Section 6.9 are satisfied, and (C) no Default or Event of Default has occurred and is continuing or would result therefrom;

(iv) any Borrower may merge, amalgamate or consolidate with another Person (other than another Consolidated Entity), so long as (A) such Borrower is the surviving entity, (B) such merger, amalgamation or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Section 6.9 are satisfied, and (C) no Default or Event of Default has occurred and is continuing or would result therefrom;

(v) any Subsidiary that is not a Borrower may merge, amalgamate or consolidate with another Person (other than another Consolidated Entity), so long as (A) the surviving entity is not a Subsidiary and (B) the disposition of the Capital Stock of such Subsidiary would be permitted under Section 8.4(vi); and

(vi) to the extent not otherwise permitted under the foregoing clauses, any Subsidiary that (A) has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement or (B) no longer conducts any material active trade or business as reasonably determined by Crawford may, in either case, be liquidated, wound up and dissolved, so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

8.2 Indebtedness. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i) Indebtedness of the Credit Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement and the other Credit Documents;

(ii) purchase money Indebtedness of Crawford and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets (or assumed or acquired by Crawford and its Subsidiaries in connection with a Permitted Acquisition or other transaction permitted under this Agreement), including Capital Lease Obligations, and any renewals, replacements, refinancings or extensions thereof; provided that all such Indebtedness shall not exceed $10,000,000 in aggregate principal amount outstanding at any one time;

(iii) unsecured loans and advances owed to any Consolidated Entity, but only to the extent the Investment corresponding thereto is permitted under Section 8.5(x), 8.5(xi) or 8.5(xii);

(iv) Guaranty Obligations with respect to the obligations of a Consolidated Entity, but only to the extent that the Investment corresponding thereto is permitted under Section 8.5(viii), 8.5(ix), 8.5(x), 8.5(xi) or 8.5(xii);

(v) Indebtedness under Hedge Agreements entered into to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(vi) Indebtedness existing on the Closing Date and described in Schedule 8.2 and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier final maturity date or decreased weighted average life thereof;

(vii) unsecured Indebtedness of Crawford or any of its Subsidiaries that (A) does not mature or require any scheduled payment or mandatory prepayment of principal at any time prior six months after the Maturity Date, (B) is fully subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, (C) shall have covenants and events of default that are no more restrictive than those contained herein (as determined by the Administrative Agent in its reasonable discretion) and (D) shall not be cross-defaulted to this Agreement (but may be cross-accelerated), provided that if the Administrative Agent determines that the conditions specified in clauses (B) and (C) above are satisfied, then the Administrative Agent shall provide written notice to the Borrowers acknowledging such determination;

(viii) Indebtedness under, or consisting of Guaranty Obligations with respect to, performance bonds, surety bonds, release, appeal and similar bonds, completion guarantee and similar obligations, statutory obligations or with respect to workers’ compensation, health, disability or other employee benefits claims, and reimbursement obligations in respect of any of the foregoing, in each case entered into or incurred in the ordinary course of business;

(ix) Indebtedness of Crawford and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(x) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with a Permitted Acquisition or other transaction not prohibited by this Agreement (and any renewals, replacements, refinancings or extensions thereof), to the extent that (A) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition of assets, (B) no other Consolidated Entity (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or obligation with respect to such Indebtedness and (C) the aggregate principal amount thereof does not exceed $10,000,000 at any one time;

(xi) Indebtedness incurred in the ordinary course of business owed to any Person providing property, casualty, liability, or other insurance to any Credit Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during the period covered by such insurance;

(xii)(A) the accretion or amortization of original issue discount on Indebtedness that is otherwise permitted under this Agreement and (B) interest payments relative to existing Indebtedness that is otherwise permitted under the Agreement and that is capitalized to the principal amount of, or paid in the form of an additional issuance of, the underlying Indebtedness; and

(xiii) other unsecured Indebtedness of Crawford and its Subsidiaries not exceeding $200,000,000 in aggregate principal amount outstanding at any time; provided that no more than $25,000,000 of the Indebtedness permitted to be outstanding pursuant to this Section 8.2(xiii) may be incurred by a Subsidiary that is not a U.S. Credit Party; provided further that up to $5,000,000 in aggregate principal amount outstanding at any time may be secured by Liens permitted under Section 8.3(xvii).

In the event that any item of Indebtedness would qualify to be included in more than one category of Indebtedness permitted pursuant to this Section 8.2, the Borrowers may select the category in which to classify such item of Indebtedness (and, for the avoidance of doubt, any item of Indebtedness (or any portion thereof) may be concurrently included in one or more categories of Indebtedness permitted pursuant to this Section 8.2).

8.3 Liens. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i) Liens in favor of the Administrative Agent or any Security Trustee (as applicable) and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;

(ii) Liens in existence on the Closing Date and set forth on Schedule 8.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the type of property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);

(iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(m)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business; provided that, for the sake of clarity, a Lien imposed pursuant to Canadian federal or provincial pension standards legislation shall not be considered a Permitted Lien, unless such Lien relates only to employee contributions to a Canadian Pension Plan deducted from an employee’s pay but not yet remitted to the pension fund and which is not yet overdue;

(v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j) or Liens created by or existing from any pending litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP (if required);

(vii) Liens securing the purchase money Indebtedness permitted under Section 8.2(ii); provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by Crawford or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to Crawford or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of Crawford or any of its Subsidiaries except assets then being financed solely by the same financing source;

(viii) customary rights of setoff, revocation, refund or chargeback under deposit agreements, under the UCC or otherwise of banks or other financial institutions where Crawford or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(ix) Liens that arise in favor of banks under Article 4 of the UCC or otherwise on items in collection and the documents relating thereto and proceeds thereof and Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business;

(x)(A) Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of operating leases otherwise permitted hereunder and (B) any interest or title of lessor under such operating leases and of nonexclusive licensors under license agreements;

(xi) with respect to any Realty occupied by Crawford or any of its Subsidiaries, (A) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions (including zoning or deed restrictions), charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, and (B) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Administrative Agent;

(xii) any leases, subleases, licenses or sublicenses granted by Crawford or any of its Subsidiaries to third parties and not interfering in any material respect with the business of Crawford and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement;

(xiii) deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) that are not past due;

(xiv) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted by this Agreement;

(xv) Liens on any cash earnest money deposits made by any of the Credit Parties or any of their Subsidiaries in connection with any letter of intent or purchase agreement with respect to an Acquisition permitted by this Agreement;

(xvi) Liens securing Indebtedness permitted under Section 8.2(x) ; provided that any such Lien (A) was in existence at the time that the assets subject thereto were acquired (or the Subsidiary that owns the assets became a Subsidiary), (B) was not incurred in connection with, or in contemplation of, the acquisition of such assets or such Person becoming a Subsidiary, and (C) any such Lien shall not encumber any other assets of any other Consolidated Entity; and

(xvii) other Liens securing obligations of Crawford and its Subsidiaries not exceeding $5,000,000 in aggregate principal amount outstanding at any time.

8.4 Asset Dispositions. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make or agree to make any Asset Disposition except for:

(i) the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes) and the termination or unwinding of Hedge Agreements permitted hereunder;

(ii) the sale, lease or other disposition of assets by (A) any U.S. Credit Party to any other U.S. Credit Party, (B) any Foreign Credit Party to any other Foreign Credit Party, (C) any Consolidated Entity that is not a Credit Party to any other Consolidated Entity that is not a Credit Party or (D) any Consolidated Entity to any other Consolidated Entity pursuant to a transaction permitted under Section 8.5 or 8.6, in each case so long as no Event of Default has have occurred and be continuing or would result therefrom;

(iii) the sale, exchange or other disposition of equipment or other capital assets that are obsolete or no longer necessary for the operations of Crawford and its Subsidiaries;

(iv) forgiveness or conversion to Capital Stock of unsecured loans or advances permitted as intercompany Investments under Section 8.5(v), 8.5(x), 8.5(xi), 8.5(xii) or 8.5(xxi);

(v) the sale by any Consolidated Entity of any Realty owned by such Consolidated Entity; and

(vi) the sale or other disposition of assets (other than the Capital Stock of a Foreign Subsidiary Borrower) for fair value; provided that (x) the aggregate amount of proceeds from all such sales or dispositions that are consummated during any fiscal year shall not exceed $25,000,000, (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (z) at least 75% of the proceeds of such sale or disposition are in the form of cash or Cash Equivalents.

8.5 Investments. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or make or permit to exist any Guaranty Obligation for the benefit of any other Person, or enter into an Acquisition, or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), other than:

(i) Investments consisting of Cash Equivalents;

(ii) Investments consisting of the extension of trade credit and the creation of prepaid expenses, in each case by Crawford and its Subsidiaries in the ordinary course of business;

(iii) Investments consisting of loans and advances to employees, officers or directors of Crawford and its Subsidiaries for travel, relocation and other business related expenses not exceeding $2,000,000 at any time outstanding;

(iv) Investments (including equity securities and debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) Investments existing as of the Closing Date (A) of Crawford in each of its Subsidiaries consisting of Capital Stock, and (B) described in Schedule 8.5(v);

(vi) Investments under Hedge Agreements entered into to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(vii) Investments consisting of the provision of services by a Consolidated Entity to any other Consolidated Entity, or the forgiveness or capitalization of any amounts accrued by any Consolidated Entity as compensation for such services, provided that each payment or transfer from a Consolidated Entity to another Consolidated Entity of cash or other assets as compensation for such services or otherwise must be permitted as an Investment by another subsection of this Section 8.5;

(viii) Investments consisting of Guaranty Obligations of any Consolidated Entity (A) described in Section 8.2(viii) or (B) incurred in the ordinary course of business for the benefit of another Consolidated Entity of any obligations not constituting Indebtedness; provided that (x) the primary obligation being guaranteed is not prohibited by this Agreement and (y) any payment by Crawford or any Credit Party pursuant to any such Guaranty Obligation must be permitted by another subsection of this Section 8.5;

(ix) Investments consisting of Guaranty Obligations pursuant to keep well letters and similar arrangements provided by any Consolidated Entity for the benefit of a Foreign Subsidiary pursuant to any Requirements of Law that are (A) described in Schedule 8.5(ix) or (B) executed after the Closing Date, provided that any payment by Crawford or any Credit Party pursuant to any such arrangement must be permitted by another subsection of this Section 8.5;

(x) Investments made after the Closing Date (A) by any Consolidated Entity in any U.S. Credit Party, (B) by any Foreign Credit Party in any Foreign Credit Party, and (C) by any Consolidated Entity that is not a Credit Party in any other Consolidated Entity;

(xi) Investments made after the Closing Date by any U.S. Credit Party in any Foreign Credit Party so long as, after giving effect to such Investment and any Indebtedness incurred in connection therewith, the aggregate amount of Investments permitted under this Section 8.5(xi) during the current fiscal year does exceed the sum (A)(1) if the Leverage Ratio is less than or equal to 2.75:1.0 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.1 (and a Compliance Certificate)), $50,000,000, or (2) otherwise, $25,000,000, plus (B) the Available Additional Basket, provided that the aggregate amount of Investments permitted under this Section 8.5(xi) during any fiscal year shall not exceed $75,000,000;

(xii) Investments made after the Closing Date by any Credit Party in any Consolidated Entity that is not a Credit Party so long as, after giving effect to such Investment and any Indebtedness incurred in connection therewith, the aggregate amount of Investments permitted under this Section 8.5(xii) during the current fiscal year does exceed the sum (A)(1) if the Leverage Ratio is less than or equal to 2.75:1.0 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.1 (and a Compliance Certificate)), $50,000,000, or (2) otherwise, $25,000,000, plus (B) the Available Additional Basket, provided that the aggregate amount of Investments permitted under this Section 8.5(xii) during any fiscal year shall not exceed $75,000,000;

(xiii) Permitted Acquisitions;

(xiv) Investments made after the Closing Date by any Consolidated Entity in joint ventures so long as, after giving effect to such Investment and any Indebtedness incurred in connection therewith, (A) no Default or Event of Default shall have occurred and be continuing and (B) either (1) the Leverage Ratio is less than or equal to 2.75:1.0 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.1 (and a Compliance Certificate)) and the Administrative Agent shall have received a certificate to that effect, executed by a Financial Officer of Crawford (with calculations of the Leverage Ratio attached), or (2) the aggregate amount of such Investments during the current fiscal year does not exceed the sum of $25,000,000 plus the Available Additional Basket minus Acquisition Amounts for all Acquisitions consummated during the current fiscal year;

(xv) Investments consisting of (A) cash contributions by a U.S. Credit Party to Crawford UK Holdco for purposes of, and in an amount necessary to, make payments to Crawford Financial Services on the Crawford UK Holdco Instrument owing by Crawford UK Holdco to Crawford Financial Services and (B) Guaranty Obligations of a U.S. Credit Party with respect to the Crawford UK Holdco Instrument; provided that, in each case, promptly upon receipt of any payment on the Crawford UK Holdco Instrument or Guaranty Obligation with respect thereto (but in any event not later than five Business Days after receipt of such payment), Crawford Financial Services makes a cash payment in an amount equal to such payment to a U.S. Credit Party in the form of a dividend, distribution or return of capital;

(xvi) Investments in the form of negotiable instruments and other payment items deposited or to be deposited for collection in the ordinary course of business;

(xvii) advances made in connection with purchases of goods or services in the ordinary course of business;

(xviii) earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xix) to the extent constituting Investments, transactions permitted under Section 8.1;

(xx) promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted hereunder;

(xxi) Investments made by any Consolidated Entity in such Consolidated Entity’s wholly-owned Subsidiaries in the form of Indebtedness pursuant to a transaction in which such Consolidated Entity exchanges a portion of the Capital Stock of, or paid in capital with respect to, its wholly-owned Subsidiary for a promissory note issued by such wholly-owned Subsidiary so long as (A) no cash is exchanged between such Consolidated Entity and such wholly-owned Subsidiary in connection with such transaction (for the avoidance of doubt, this clause (A) shall not prohibit payments by such wholly-owned Subsidiary with respect to such promissory note or Investments otherwise permitted hereunder); (B) such promissory notes are pledged to the Administrative Agent to the extent required pursuant to the terms of the Security Agreement; (C) such wholly-owned Subsidiary remains a wholly-owned Subsidiary of such Consolidated Entity immediately after the consummation of such transaction and (D) if such Consolidated Entity is a Foreign Subsidiary and such wholly-owned Subsidiary is a U.S. Subsidiary, then no payments in respect of principal or interest are made or scheduled to be made in connection with such Indebtedness during the term of this Agreement; and

(xxii) other Investments of Crawford and its Subsidiaries not otherwise permitted under this Section 8.5 (but excluding Investments in Foreign Credit Parties, Consolidated Entities that are not Credit Parties, Acquisitions and joint ventures) in an aggregate amount not exceeding the Available Additional Basket.

8.6 Restricted Payments.

(a) Each Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing (all of the foregoing, collectively, “Restricted Payments”), other than:

(i) dividend payments or other distributions payable solely in shares of Capital Stock or rights to acquire Capital Stock, in each case that is not Disqualified Capital Stock;

(ii) dividend payments or other distributions by a Subsidiary of Crawford to Crawford or another Subsidiary of Crawford, in each case to the extent not prohibited under applicable Requirements of Law;

(iii) other Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith, either (1) the Leverage Ratio is less than or equal to 2.75:1.0 (determined on a Pro Forma Basis for the Reference Period then most recently ended for which Crawford has delivered the financial statements required by Section 6.1 (and a Compliance Certificate)) or (2) the aggregate amount of Restricted Payments paid during the current fiscal year pursuant to this Section 8.6(a)(iii) does not exceed the sum of $25,000,000 plus the Available Additional Basket; and

(iv) to the extent constituting Restricted Payments, Investments permitted under Section 8.5 and transactions permitted under Section 8.1.

(b) Each Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any payment or prepayment of principal on, or interest, fees or premium (if any) with respect to, any Subordinated Indebtedness, or directly or indirectly make any redemption (including pursuant to any change of control or asset disposition provision), retirement, defeasance or other acquisition for value of any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes; provided, however, that, Crawford and its Subsidiaries may make scheduled interest payments on any Subordinated Indebtedness permitted under Section 8.2(vii) in accordance with the terms of such Indebtedness (including any subordination provisions thereof).

8.7 Transactions with Affiliates. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of Crawford or any of its Subsidiaries, except upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of Crawford or any of its Subsidiaries; provided, however, that nothing contained in this Section 8.7 shall prohibit:

(i) transactions described on Schedule 8.7 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Consolidated Entity) or not otherwise prohibited under this Agreement;

(ii) transactions among (A) Crawford and/or the U.S. Subsidiary Guarantors, (B) Foreign Subsidiary Borrowers or (C) Consolidated Entities that are not Credit Parties, in each case that are not prohibited under this Agreement (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement);

(iii) Equity Issuances with respect to Crawford’s Capital Stock to directors, officers and employees of the Consolidated Entities pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the Board of Directors of Crawford;

(iv) customary employment, severance, consulting, benefit and other compensation and indemnification arrangements (including stock option plans and employee benefit plans and arrangements) with their respective managers, directors, officers and employees, and payments pursuant thereto; and

(v) payment or reimbursement of customary fees and reasonable out-of-pocket costs and expenses to, and indemnities for the benefit of, managers, directors, officers and employees to the extent attributable to the ownership or operation of the Credit Parties and their respective Subsidiaries.

8.8 Lines of Business. Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage in any lines of business other than the businesses engaged in by the Consolidated Entities, taken as a whole, on the Closing Date and businesses and activities reasonably related or incidental thereto.

8.9 Sale-Leaseback Transactions. Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Consolidated Entity has sold or transferred (or is to sell or transfer) to a Person that is not a Consolidated Entity or (ii) that any Consolidated Entity intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Consolidated Entity to another Person that is not a Consolidated Entity (the foregoing, a “Sale-Leaseback”), in each case except for transactions otherwise permitted under this Agreement; provided that Crawford shall be permitted to enter into a Sale-Leaseback with respect to is Realty located in Tucker, Georgia.

8.10 Certain Amendments. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or waive any provision of any Subordinated Indebtedness, the effect of which would be (i) to amend any of the subordination provisions thereunder (including any of the definitions relating thereto) without the consent of the Administrative Agent, (ii) to make any covenant or event of default therein more restrictive or add any new covenant or event of default unless the Administrative Agent shall have determined in its reasonable discretion that such covenants and events of default are no more restrictive than those contained herein (and, if so determined, the Administrative Agent shall provide written notice to the Borrowers acknowledging such determination), or (iii) to grant any security or collateral to secure payment thereof. Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, amend, modify or waive any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them, in each case other than in a manner that could not reasonably be expected to adversely affect the Lenders in any material respect.

8.11 Limitation on Certain Restrictions. Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Consolidated Entities to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary of Crawford to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to Crawford or any other Subsidiary, to make loans or advances to Crawford or any other Subsidiary, or to transfer any of its assets or properties to Crawford or any other Subsidiary, except (in the case of clause (ii) above only) for such restrictions or encumbrances existing under or by reason of (A) this Agreement and the other Credit Documents, (B) applicable Requirements of Law, (C) customary provisions in leases (including Capital Leases and synthetic leases), subleases, licenses, sub-licenses and sale-lease back agreements restricting the assignment or transfer thereof or of property that is the subject thereof, (D) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale (provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement), (E) obligations that are binding on a Subsidiary or assets at the time such Subsidiary first becomes a Subsidiary or such assets are acquired, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary or such acquisition, (F) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis and (G) solely with respect to any Consolidated Entity that is not a Credit Party, restrictions in (1) the joint venture agreement, equityholders agreement, partnership agreement or limited liability company agreement with respect to such Consolidated Entity or (2) other Indebtedness permitted by Section 8.2 (it being understood that any such restrictions may cause the income of such Consolidated Entity to be excluded from Consolidated Net Income pursuant to the definition thereof).

8.12 No Other Negative Pledges. Each Borrower will not, and will not permit or cause any of its Subsidiaries (other than Immaterial Subsidiaries) to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien in favor of the Administrative Agent and the Lenders upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases (including Capital Leases and synthetic leases), subleases, licenses, sub-licenses and sale-lease back agreements entered into by any Consolidated Entity as lessee or licensee, restricting the granting of Liens therein or in property that is the subject thereof, (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale (provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement), (vi) obligations that are binding on a Subsidiary or assets at the time such Subsidiary first becomes a Subsidiary or such assets are acquired, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary or such acquisition and (vii) solely with respect to any Consolidated Entity that is not a Credit Party, restrictions in (A) the joint venture agreement, equityholders agreement, partnership agreement or limited liability company agreement with respect to such Consolidated Entity or (B) other Indebtedness permitted by Section 8.2.

8.13 Fiscal Year. Each Borrower will not, and will not permit or cause any of its Subsidiaries to, change its fiscal year or its method of determining fiscal quarters; provided that any Subsidiary of Crawford may change its fiscal year and its method of determining fiscal quarters to match Crawford’s fiscal year and method of determining fiscal quarters.

8.14 Accounting Changes. Other than as permitted pursuant to Section 1.2, each Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of its organization) or Requirements of Law.

8.15 Canadian Benefit Plans. No Canada Pension Entity shall (i) establish or commence contributing to or otherwise participate in any retirement or pension arrangement that provides defined benefits or (ii) acquire an interest in any Person if such Person sponsors, administers, or participates in, or has any liability in respect of, any retirement or pension arrangement that provides defined benefits

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Any Borrower shall fail to pay when due (i) any principal of any Loan or any Reimbursement Obligation, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation (other than any Obligation under a Hedge Agreement or Cash Management Agreement), and (in the case of this clause (ii) only) such failure shall continue for a period of three Business Days;

(b) Any Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Section 2.14, 6.1, 6.2(a), 6.2(e)(i), 6.3(i), or 6.9 or in Article VII or VIII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 6.2 (other than Sections 6.2(a) and 6.2(e)(i)) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five days after the earlier of (y) the date on which a Responsible Officer of any Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to any Borrower;

(c) Any Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Section 9.1(a) or 9.1(b), and such failure (i) by the express terms of such Credit Document, constitutes an Event of Default, or (ii) shall continue unremedied for any cure period specifically applicable thereto or, if no grace period is specifically applicable, for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of any Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to any Borrower;

(d) Any representation or warranty made or deemed made by or on behalf of any Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;

(e) Any Consolidated Entity shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement, but including the Indebtedness incurred pursuant to Hedge Agreements) having an aggregate principal amount of at least $15,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f) Any Consolidated Entity (other than an Immaterial Subsidiary) shall (i) file a voluntary petition or commence a voluntary case or proceeding (including the filing of a notice of intention in respect thereof) seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, composition or any other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver, interim receiver, receiver and manager, conservator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g) Any involuntary petition or case shall be filed or commenced against any Consolidated Entity (other than an Immaterial Subsidiary) seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, interim receiver, receiver and manager, receiver, conservator or similar official for it or all or a substantial part of its properties or any other relief under any Debtor Relief Law, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h) A UK Insolvency Event shall occur (other than with respect to an Immaterial Subsidiary);

(i) An Consolidated Entity (other than an Immaterial Subsidiary) (i) shall become (or shall state that it is) insolvent under administration or insolvent (each as defined in the Australian Corporations Act); (ii) shall be in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Australian Corporations Act) appointed to its property; (iii) shall be subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Administrative Agent); (iv) shall have had an application or order made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of clauses (i), (ii) or (iii) above (and in the case of an application or similar action, it is not stayed, withdrawn or dismissed within 21 days); (v) shall be taken (under section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand; (vi) shall be the subject of an event described in section 459C(2)(b) or section 585 of the Australian Corporations Act (or it makes a statement from which the Administrative Agent reasonably deduces it is so subject); or (vii) shall be otherwise insolvent or unable to pay its debts when they fall due;

(j) Any one or more (i) money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has not disputed responsibility therefor) in excess of $15,000,000 or (ii) non-monetary judgments that could reasonably be expected to have a Material Adverse Effect, in each case shall be entered or filed against any Consolidated Entity or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days or in any event later than five days prior to the date of any proposed sale of such property thereunder;

(k) Any Security Document to which any Consolidated Entity is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent or the applicable Security Trustee (as applicable) a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or the applicable Security Trustee (as applicable) or any Lender, or any Consolidated Entity shall assert any of the foregoing; or the Guaranty shall for any reason cease to be in full force and effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting on its behalf shall deny or disaffirm such Subsidiary Guarantor’s obligations thereunder; or any other Credit Document shall for any reason cease to be in full force and effect as to any Consolidated Entity party thereto, or any such Consolidated Entity or any Person acting on its behalf shall deny or disaffirm such Consolidated Entity’s obligations thereunder;

(l) Any Credit Party or any of its assets shall have immunity from the jurisdiction of a court or from legal process in its jurisdiction of organization or any other jurisdiction in which it undertakes substantial operations;

(m) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events and other events or conditions that have occurred or are then existing, has or could reasonably be expected to result in a Material Adverse Effect;

(n) Any Consolidated Entity shall have been notified that any of them has, in relation to a Non-U.S. Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or the UK Pensions Regulator has issued a UK Contribution Notice or UK Financial Support Direction, or otherwise is liable to pay any other amount in respect of Non-U.S. Pension Plans, in each case that could reasonably be expected to result in a Material Adverse Effect;

(o) A Canadian Pension Plan Termination Event shall occur or any Canada Pension Entity shall fail to make a required contribution to or payment under any Canadian Pension Plan when due that, when taken together with all other events or conditions that have occurred or are then existing in respect of Canadian Pension Plans, could reasonably be expected to result in a Material Adverse Effect;

(p) Any one or more licenses, permits, accreditations or authorizations of any Consolidated Entity from any Governmental Authority shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by any Consolidated Entity to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

(q) Any of the following shall occur: (i) Crawford shall cease to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Foreign Subsidiary Borrower; (ii) any Person or group of Persons acting in concert as a partnership or other group shall have become, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of outstanding Capital Stock of Crawford having 40% or more of the Total Voting Power of Crawford; or (iii) during any period of up to 12 consecutive months, individuals on the Board of Directors of Crawford (together with any new directors whose election by such Board of Directors was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to consist of a majority of the individuals who constituted the Board of Directors at the beginning of such period.

9.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Declare the Commitments, the Swingline Commitment, and the Issuing Banks’ obligations to issue Letters of Credit, to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments, the Swingline Commitment and the Issuing Banks’ obligation to issue Letters of Credit shall automatically be terminated;

(b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement or Cash Management Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by each Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 9.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by each Borrower;

(c) Direct Crawford to deposit (and Crawford hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash (in the appropriate Currency or Currencies) as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the L/C Exposure as described in Section 3.8;

(d) Appoint or direct the appointment of a receiver, receiver and manager, or similar official for the properties and assets of the Credit Parties, both to operate and to sell such properties and assets, and each Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection such Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent or the applicable Security Trustee (as applicable) on behalf of the Lenders, in connection therewith;

(e) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law; and

(f) Direct either Security Trustee to do any of the above.

9.3 Remedies: Setoff. Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to off set and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so offset shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender), and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify each Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders (for purposes of this Article X, references to the Lenders shall also mean the Issuing Banks and the Swingline Lender) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 10.6, the provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Consolidated Entity shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Crawford or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. If a single Person serves in multiple roles hereunder (including as the Administrative Agent, any Security Trustee, any Issuing Bank, the Swingline Lender or any Lender), then no formal instructions or other communication is required with respect to any communication between those roles notwithstanding any requirement hereunder for notice, written or otherwise.

10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Crawford or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.5 and 9.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by any Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Crawford. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Crawford, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Regardless of whether a successor has been appointed or has accepted such appointment, such resignation shall become effective in accordance with such note on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for in Section 10.6(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Crawford and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article X and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent, Documentation Agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 11.1) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments to the Lenders, to pay to the Administrative any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, sub-agents and counsel, and any other amounts due the Administrative Agent under Section 2.9 or 11.1.

10.10 Collateral and Guaranty Matters.

(a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into the title of any Person to any Collateral, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (A) upon (w) termination of the Commitments, (x) payment in full of all of the Obligations (other than contingent and indemnification obligations not then due and payable and other than Obligations described in the following clause (y), except as expressly set forth therein), (y) termination of, and settlement of all obligations of all Consolidated Entities under, all Hedge Agreements required or permitted by this Agreement to which any Hedge Party is a party and all Cash Management Agreements to which any Cash Management Bank is a party to the extent the terms of such Hedge Agreements and Cash Management Agreements expressly require the termination thereof or settlement of the obligations of any Consolidated Entity thereunder as a result of the termination of the Credit Agreement and (z) expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements (including the posting of cash collateral) satisfactory to the Administrative Agent and the Issuing Banks shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or (C) subject to Section 11.5, if approved, authorized or ratified in writing by the Required Lenders; (ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.3(vii); and (iii) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10(b).

10.11 Mutatis Mutandis. The provisions of this Article X shall apply to each Issuing Bank, the Swingline Lender and each Security Trustee mutatis mutandis to the same extent as such provisions apply to the Administrative Agent; provided that Section 10.12 shall apply only to the UK Security Trustee and Section 10.13 shall apply only to the Australian Security Trustee.

10.12 UK Security Trustee.

(a) Each of the Administrative Agent and the Lenders hereby irrevocably appoints the UK Security Trustee on the terms and conditions set out in this Article X and any Security Document governed by English law to act as its trustee under and in relation to any such Security Document and to hold the assets subject to the security thereby created as trustee for the Administrative Agent and the Lenders on the trusts and other terms contained in this Article X and any such Security Document.

(b) The UK Successor Trustee shall have, subject to the provisions of any Security Document governed by English law, (i) all the powers of an absolute owner of the security constituted by such Security Document and (ii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under such Security Document or any of the Credit Documents.

(c) Nothing in this Article X shall require the UK Security Trustee to act as a trustee at common law or to hold any property on trust in any jurisdiction outside the United Kingdom that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

10.13 Australian Security Trustee.

(a) Each of the Administrative Agent, the Lenders, the Hedge Parties and the Cash Management Banks appoint the Australian Security Trustee to act as security trustee under and in connection with the Secured Credit Documents (as defined in the Australian Security Trust Deed) and this Agreement. The Australian Security Trustee accepts this appointment.

(b) Each of the Administrative Agent, the Lenders, the Hedge Parties and the Cash Management Banks hereby irrevocably authorizes the Australian Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to it by the terms of any Secured Credit Document, together with all such rights, remedies, powers and discretions as are reasonably incidental hereto, and agrees to be bound by such action properly taken or properly not taken by the Australian Security Trustee. Any reference in this Agreement to Liens or other security interests stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens or other security interests granted in favor of the Australian Security Trustee under any Security Document governed by Australian law.

(c) A successor to the Australian Security Trustee as provided for in this Article X shall have, subject to the provisions of any Security Document governed by Australian law, (i) all the powers of an absolute owner of the security constituted by such Security Document and (ii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under any of the Secured Credit Documents.

(d) Each of the Administrative Agent, the Lenders, the Hedge Parties and the Cash Management Banks agree that at any time that the beneficiary of the Liens under any Security Document governed by Australian law shall be a Person other than the Australian Security Trustee, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent in this Agreement and/or in any Security Document governed by Australian law. Nothing in this Article X shall require the Australian Security Trustee to act as a trustee at common law or to hold any property on trust in any jurisdiction outside of Australia that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

(e) Notwithstanding any other provision in this Agreement:

(i) the Australian Security Trustee need not act (whether or not on instructions from one or more of the Administrative Agent, the Lenders, the Hedge Parties and Cash Management Banks) if it is impossible to act due to any cause beyond its control (including war, riot, natural disaster, labour dispute, or law taking effect after the date of this Agreement). The Australian Security Trustee agrees to notify the Administrative Agent, the Lenders, the Hedge Parties and Cash Management Banks and each Credit Party promptly after it determines it is unable to act; and

(ii) the Australian Security Trustee has no responsibility or liability for any loss or expense suffered or incurred by any party as a result of its not acting for so long as the impossibility under this Section 10.13(e) continues. However, the Australian Security Trustee agrees to make reasonable efforts to avoid or remove the causes of non-performance and agrees to continue performance under this Agreement promptly when the causes are removed.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses; Indemnity; Damage Waiver.

(a) Crawford shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees and expenses of counsel for the Administrative Agent), associated with the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents and any amendment or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees and expenses of any counsel for the Administrative Agent, any Lender or any Issuing Bank; provided that, unless there is a legal conflict of interest, fees and expenses of counsel shall be limited to one primary counsel to the Administrative Agent and one local counsel to the Administrative Agent in any relevant jurisdiction), in connection with the enforcement or protection of its rights (A) under this Agreement or the other Credit Documents, including its rights under this Section 11.1, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by OFAC or any other Governmental Authority against, and all reasonable costs and expenses (including counsel fees and expenses) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Borrower that violates a sanction enforced by OFAC or any other Governmental Authority.

(b) The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Banks and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, damages, claims and reasonable documented out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Consolidated Entity) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Consolidated Entity, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, damages, claims or costs and expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Consolidated Entity against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Consolidated Entity has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-Tax claim.

(c) To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1(a) or 11.1(b) to be paid by it to the Administrative Agent 44(or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), against any Issuing Bank or the Swingline Lender in their respective capacities as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), an Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 11.1(c) are subject to the provisions of Section 2.3(c).

(d) To the fullest extent permitted by applicable law, the Administrative Agent, each Issuing Bank, each Swingline Lender, each other Lender, Crawford, each other Credit Party and each Related Party of any of the foregoing persons shall not assert, and each hereby waives, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof, provided that the foregoing shall not in any way limit the Credit Parties’ or Lenders’ respective obligations under Section 11.1(b) or 11.1(c). No Indemnitee referred to in Section 11.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform, Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section 11.1 shall be payable by Crawford or the applicable Borrower upon demand therefor.

(f) The provisions of this Section 11.1 shall apply to each Security Trustee mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

11.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, except as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules); provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of

Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(b) Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Each Person party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 11.2(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

11.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.4 Notices; Effectiveness; Electronic Communication.

(a) Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Borrower, the Administrative Agent, any Security Trustee, any Issuing Bank or the Swingline Lender, to it at the address (or facsimile number) specified for such Person on Schedule 1.1(a); and

(ii) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 11.4(b), shall be effective as provided in Section 11.4(b).

(b) Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication including e-mail or by posting such notices or communications on internet or intranet websites such as SyndTrak or a substantially similar electronic transmission system (the “Platform”) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article 1.4 or 2.20(d) if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the communications effected thereby. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Credit Party’s or the Administrative Agent’s transmission of any notices or communications through the Platform, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

11.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a) unless agreed to in writing by each Lender directly adversely affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, any Arranger or any Issuing Bank for its own account) (it being understood that an amendment to the definition of “Leverage Ratio” (or any defined terms used therein) shall not constitute a reduction of any interest rate or fees hereunder); (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments), extend the time of payment of any Reimbursement Obligation or any interest thereon, extend the expiry date of any Letter of Credit beyond the L/C Maturity Date, or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent, any Arranger or any Issuing Bank for its own account), (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 4.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase), or (iv) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”);

(b) unless agreed to in writing by all of the Lenders, (i) release all or substantially all of the Collateral (except as may be otherwise specifically provided in this Agreement (including pursuant to Section 2.12(g)) or in any other Credit Document), (ii) release any Subsidiary Guarantor that is a Material U.S. Subsidiary or Foreign Credit Party from its obligations under the Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Subsidiary in a transaction expressly permitted under or pursuant to this Agreement), (iii) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or (iv) except as set forth in Section 2.23, change or waive any provision of Section 2.15, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 11.5;

(c) unless agreed to in writing by any Issuing Bank, the Swingline Lender, any Security Trustee or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of such Issuing Bank, the Swingline Lender, such Security Trustee or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents; and

(d) unless agreed to in writing by each Hedge Party and Cash Management Bank that would be directly adversely affected thereby in its capacity as such relative to the Lenders, (i) amend the definition of “Secured Obligations” in any Security Document or the definition of “Guaranteed Obligations” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (ii) amend the definition of “Secured Parties” in any Security Document or “Guaranteed Parties” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (iii) amend any provision regarding priority of payments in this Agreement or any other Credit Document, (iv) release all or substantially all of the Collateral (except as may be otherwise specifically provided in this Agreement or in any other Credit Document), or (v) release any Subsidiary Guarantor that is a Material U.S. Subsidiary or Foreign Credit Party from its obligations under the Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor in a transaction expressly permitted under or pursuant to this Agreement).

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms treats any Defaulting Lender differently (in an adverse manner) than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and Crawford shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the applicable Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

11.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.6(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, or (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of a Commitment (which for this purpose includes Revolving Loans outstanding) or (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, in either case, treating contemporaneous assignments related Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.6(b)(ii) shall not apply to rights in respect of Swingline Loans;

(iii) no consent shall be required for any assignment except to the extent required by clause (B) of Section 11.6(b)(i) and, in addition:

(A) the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund no such fee shall be required;

(v) no such assignment shall be made to (A) Crawford or any of its Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and

(vi) no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.17, 2.18 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. If requested by or on behalf of the assignee, each Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1 and A-2, as applicable. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(e).

(c) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of each Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Credit Exposure. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) The Administrative Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each Borrower and Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(e) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in Letters of Credit and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.5(a) and clause (i) of Section 11.5(b) that adversely affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 11.6(b) and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at any Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a

Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h) Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.6, disclose to the assignee, Participant or pledgee or proposed assignee, Participant or pledgee any information relating to the Consolidated Entities furnished to it by or on behalf of any other party hereto; provided that such assignee, Participant or pledgee or proposed assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.11.

(i) Notwithstanding anything to the contrary contained herein, if Wells Fargo assigns all of its Commitments and Revolving Loans in accordance with this Section 11.6, Wells Fargo may resign as an Issuing Bank upon written notice to the Borrowers and the Lenders. Upon any such notice of resignation, Crawford shall have the right to appoint from among the Lenders a successor Issuing Bank; provided that no failure by Crawford to make such appointment shall affect the resignation of Wells Fargo as an Issuing Bank. Wells Fargo shall retain all of the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Borrowers and the Lenders with respect thereto (including the right to require the Lenders to make Revolving Loans or fund participation interests pursuant to Article III).

11.7 No Waiver. The rights and remedies of the Administrative Agent, the Security Trustees and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent, any Security Trustee or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent, the Security Trustees or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent, any Security Trustee or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

11.8 Survival. All representations, warranties and agreements made by or on behalf of any Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of Section 2.8(f) and the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including the provisions of Sections 2.16(a), 2.16(b), 2.17, 2.18 and 11.1, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.

11.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 11.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Security Trustee, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.10 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control. Any Hedge Agreement between any Borrower and any Hedge Party is an independent agreement governed by the writing provisions of such Hedge Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Hedge Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Hedge Agreement except as expressly provided therein. Any Cash Management Agreement between any Borrower and any Cash Management Bank is an independent agreement governed by the written provisions of such Cash Management Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Cash Management Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Cash Management Agreement except as expressly provided therein.

11.11 Confidentiality. Each of the Administrative Agent, the Security Trustees, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), except that no disclosure of any Information of the kind referred to in Section 275(1) of the PPSA is permitted unless Section 275(7) of the PPSA applies); (iii) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (in which case, such Persons agree, to the extent permitted by law, to inform Crawford promptly in advance thereof); (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Hedge Agreement or any Cash Management Agreement or any action or proceeding relating to this Agreement or any other Credit Document or any Hedge Agreement or any Cash Management Agreement or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder; (vii) on a confidential basis, to (A) any rating agency in connection with any Borrower or its Subsidiaries or the facilities created hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance monitoring of CUSIP numbers with respect to the facilities created hereunder; (viii) with the consent of each Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.11 or (B) becomes available to the Administrative Agent, any Security Trustee, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower.

For purposes of this Section 11.11, “Information” means all information received from the Consolidated Entities relating to any Consolidated Entity or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Consolidated Entity, provided that, in the case of any received from any Consolidated Entity after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.12 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Charlotte, North Carolina, office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender, any Issuing Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Bank or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the Issuing Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (i) the sum originally due to any Lender, any Issuing Bank or the Administrative Agent, as the case may be, in the specified currency and (ii) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.15(b), then such Lender, such Issuing Bank or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

11.13 Obligations of Foreign Borrowers. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, none of the Foreign Subsidiary Borrowers nor any other Foreign Subsidiary of Crawford (other than Disregarded Foreign Subsidiaries that are Credit Parties) shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) in respect of any U.S. Credit Party or Disregard Foreign Subsidiary under this Agreement, any other Credit Document, any Hedge Agreement, any Cash Management Agreement or any other agreement executed and/or delivered in connection with any of the foregoing.

11.14 Joint and Several Liability for Foreign Subsidiary Obligations.

(a) The Borrowers are jointly and severally liable for the Foreign Subsidiary Obligations. The Obligations of the Borrowers are independent of each other, and a separate action or actions may be brought and prosecuted against any Borrower to enforce this Agreement, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of any Borrower to repay any Obligations incurred by any other Borrower shall be adjudicated to be invalid or unenforceable for any reason (including because of any Debtor Relief Laws) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is valid and enforceable under applicable law (whether federal, state or provincial and including Debtor Relief Laws).

(c) Each Borrower unconditionally and irrevocably guarantees the payment of any and all Foreign Subsidiary Obligations whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Section 9.1(f) or 9.1(g), and unconditionally promises to pay such Foreign Subsidiary Obligations to the Administrative Agent or the applicable Security Trustee for the account of the Lenders, on demand. Each Borrower further agrees that to the extent that any Borrower or Subsidiary Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Security Trustee or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Borrower or Subsidiary Guarantor, the estate of such Borrower or Subsidiary Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

(d) With respect to the Foreign Subsidiary Obligations, the liability of each Borrower hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the other Borrowers and such Borrower’s liability hereunder shall not be affected or impaired by (i) any direction as to application of payment by any other Borrower or by any other party; (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of any other Borrower; (iii) any payment on or in reduction of any such other guaranty or undertaking; (iv) any dissolution, termination or increase, decrease or change in personnel by any other Borrower; or (v) any payment made to the Administrative Agent, any Security Trustee or any Lender with respect to the Foreign Subsidiary Obligations that the Administrative Agent, such Security Trustee or such Lender subsequently repay to any other Borrower pursuant to court order in any proceeding under any Debtor Relief Law, and such Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Consolidated Entities under the Credit Documents shall not exceed the aggregate amount of the Obligations.

(e) With respect to the Foreign Subsidiary Obligations, each Borrower authorizes the Administrative Agent, each Security Trustee and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Foreign Subsidiary Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon; (ii) take and hold security from any guarantor or any other party for the payment of the Foreign Subsidiary Obligations and exchange, enforce, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Security Trustees and the Lenders in their discretion may determine; and (iv) release or substitute any one or more endorsers, guarantors, Borrowers or other obligors.

(f) With respect to the Foreign Subsidiary Obligations and to the fullest extent permitted under applicable law, each Borrower hereby waives any right to require the Administrative Agent, any Security Trustee or any Lender to (i) proceed against any Borrower, any other guarantor or any other party; (ii) proceed against or exhaust any collateral, Cash Collateral or other security held from any Borrower, any other guarantor, any Defaulting Lender or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Security Trustee’s, or any Lender’s power whatsoever. With respect to the Foreign Subsidiary Obligations, each Borrower waives any defense based on or arising out of any defense of any other Borrower, any other guarantor or any other party other than the satisfaction in full of the Termination Requirements, including any defense based on or arising out of the disability of any other Borrower, any other guarantor or any other party, or the unenforceability of the Foreign Subsidiary Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower other than the satisfaction in full of the Termination Requirements. The Administrative Agent, any Security Trustee or any Lender may, at its election, foreclose on any security held by the Administrative Agent, any Security Trustee or any Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent, any Security Trustee or any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Foreign Subsidiary Obligations have been paid. Each Borrower waives any defense arising out of any such election by the Administrative Agent, any Security Trustee or any Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Borrower against any other Borrower or any other party or any security.

(g) With respect to the Foreign Subsidiary Obligations, each Borrower waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance, and notices of the existence, creation or incurring of new or additional indebtedness. Each Borrower assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Foreign Subsidiary Obligations and the nature, scope and extent of the risks which each Borrower assumes and incurs hereunder, and agrees that neither the Administrative Agent, any Security Trustee nor any Lender shall have any duty to advise any Borrower of information known to it regarding such circumstances or risks.

(h) With respect to the Foreign Subsidiary Obligations, each Borrower hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders against any other Borrower or any other guarantor of the Foreign Subsidiary Obligations of any Borrower owing to the Lenders and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any such party that it may at any time otherwise have until such time as (i) the Foreign Subsidiary Obligations hereunder have been paid (other than any indemnification obligations and obligations under Hedge Agreements, in each case not due and payable), (ii) the Commitments have been terminated and (iii) the termination and settlement of all obligations of all Borrowers under each Hedge Agreement to which any such Borrower and any Hedge Party are parties (collectively, the “Termination Requirements”). Each Borrower hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Security Trustees and the Lenders now have or may hereafter have against any party liable on any Foreign Subsidiary Obligations, any endorser or any other guarantor of all or any part of the Foreign Subsidiary Obligations of any Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Foreign Subsidiary Obligations of any Borrowers until such time as the Termination Requirements shall have been satisfied.

(i) Each Borrower agrees that all indebtedness and other obligations, whether now or hereafter existing, of any Consolidated Entity to such Borrower, and any intercompany receivables, together with any interest thereon, shall be, and hereby are, subordinated and made junior in right of payment to the Obligations. Each Borrower further agrees that if any amount shall be paid to or any distribution received by it (i) on account of any such indebtedness at any time after the occurrence and during the continuance of an Event of Default, or (ii) on account of any such rights of subrogation, indemnity, contribution or reimbursement at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Lenders, and shall forthwith be delivered to the Administrative Agent or the applicable Security Trustee (as applicable) in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Obligations, whether or not matured, in accordance with the terms hereof or the applicable Credit Documents and without in any way discharging, limiting or otherwise affecting the liability of such Borrower under any other provision of this Agreement.

11.15 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif” file format) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.16 Disclosure of Information. Each Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

11.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender), in each case to the extent it is subject to the PATRIOT Act, hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.

11.18 Australian Code of Banking Practice. Each of the parties hereto agrees that the Australian Code of Banking Practice does not apply to this Agreement or the transactions in connection with it.

11.19 Ontario Limitations Act. Each of the parties hereto agree that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario) shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Credit Party provided for in any Credit Document to which it is a party in respect thereof, in each case to fullest extent permitted by such Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed by their duly authorized officers as of the date first above written.

CRAWFORD & COMPANY

By:	/s/ Joseph R. Caporaso
Name:	Joseph R. Caporaso
Title:	Senior Vice President & Treasurer

CRAWFORD & COMPANY RISK SERVICES INVESTMENTS LIMITED

By:	/s/ Stephen David Pearsall
Name:	Stephen David Pearsall
Title:	Director

CRAWFORD & COMPANY (CANADA) INC.

By:	/s/ Joseph R. Caporaso
Name:	Joseph R. Caporaso
Title:	Treasurer

EXECUTED by CRAWFORD & COMPANY (AUSTRALIA) PTY. LTD. in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:

By:	/s/ Lawrence Roy Bevan
Name:	Lawrence Roy Bevan
Title:	Director

By:	/s/ Martin James Aylott
Name:	Martin James Aylott
Title:	Director/Secretary

Signature Page to Credit Agreement for Crawford & Company et al.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, UK Security Trustee, Australian Security Trustee, an Issuing Bank and a Lender

By:	/s/ Brian L. Martin
Brian L. Martin
Senior Vice President

Signature Page to Credit Agreement for Crawford & Company et al.

BANK OF AMERICA, N.A., as Syndication Agent and a Lender

By:	/s/ Ryan Maples
Name:	Ryan Maples
Title:	Vice President

Signature Page to Credit Agreement for Crawford & Company et al.

RBS CITIZENS, N.A., as Documentation Agent and a Lender

By:	/s/ Kerry McElhiney
Name:	Kerry McElhiney
Title:	Vice President

Signature Page to Credit Agreement for Crawford & Company et al.

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender

By:	/s/ Daniel S. Komitor
Name:	Daniel S. Komitor
Title:	Senior Relationship Manager

FIFTH THIRD BANK, an Ohio banking corporation, as a Canadian Lender

By:	/s/ Charles Miller
Name:	Charles Miller
Title:	Vice President

Signature Page to Credit Agreement for Crawford & Company et al.

HSBC BANK USA, NA, as an issuing Bank and a Lender

By:	/s/ Shawn D. Alexander
Name:	Shawn D. Alexander
Title:	Vice President

Signature Page to Credit Agreement for Crawford & Company et al.

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John Canty
Name:	John Canty
Title:	Senior Vice President

Signature Page to Credit Agreement for Crawford & Company et al.

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Thomas E. Paton
Name:	Thomas E. Paton
Title:	Authorized Signatory

Signature Page to Credit Agreement for Crawford & Company et al.

SUNTRUST BANK, as a Lender

By:	/s/ David A. Bennett
Name:	David A. Bennett
Title:	Vice President

Signature Page to Credit Agreement for Crawford & Company et al.